Exhibit 4.2

GLOBAL CASH ACCESS, L.L.C. and

GLOBAL CASH ACCESS FINANCE CORPORATION, as Issuers,

CCI ACQUISITION, LLC

and

CENTRAL CREDIT, LLC,

as Subsidiary Guarantors,

and

THE BANK OF NEW YORK, as Trustee

INDENTURE

Dated as of March 10, 2004

$235,000,000

8  3/4% Senior Subordinated Notes due 2012

CROSS-REFERENCE TABLE*

TRUST INDENTURE ACT SECTION	INDENTURE SECTION
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	13.02
(d)	7.06
314(a)	13.05; 4.03
(b)	N.A.
(c)(1)	13.04
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a)(last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	N.A.
(c)	13.14
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.

i

(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

v

Exhibits

Exhibit A1	FORM OF NOTE

Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Exhibit E	FORM OF NOTATION OF GUARANTEE

Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

Exhibit G	INCUMBENCY CERTIFICATE

INDENTURE dated as of March 10, 2004 among Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”), Global Cash Access Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Company, the “Co-Obligors”), the Subsidiary Guarantors (as defined below) and The Bank of New York, a New York banking corporation, as Trustee.

The Co-Obligors, the Subsidiary Guarantors and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 8 3/4% Senior Subordinated Notes due 2012 (the “Initial Notes” and, together with any Exchange Notes and Additional Notes, each as defined herein, the “Notes”):

ARTICLE ONE

Definitions and Incorporation

by Reference

Section 1.01. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount at maturity of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Additional Notes” means any further Notes (other than the Initial Notes issued on the date of this Indenture) issued under this Indenture in accordance with the terms of this Indenture, including Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes issued on the date hereof, ranking equally with those Initial Notes in all respects subject to compliance with Section 4.09 hereof.

“Adjusted Treasury Rate” means the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

“Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person’s (or any of such Person’s direct or indirect parent’s)

Capital Stock or any officer, director or manager of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person; provided that any bank or lending institution that is a signatory to the Credit Agreement (or affiliates thereof) shall not be deemed an Affiliate of a Person unless it has the right to elect a majority of the board of directors or managers of that Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Agent Bank” means Bank of America, N.A., and its successors under the Credit Agreement, in its capacity as administrative agent.

“Applicable Capital Gains Tax Rate” means,

(a) with respect to a Tax Year and an Ultimate Member that is an individual, a rate equal to the sum of: (i) the highest marginal federal capital gain tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable in such Tax Year to an individual who is a resident of the City of San Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal capital gain tax rate described in clause (i) above; and

(b) with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the Applicable Ordinary Tax Rate.

“Applicable Ordinary Tax Rate” means, with respect to a Tax Year, a rate equal to the sum of: (i) the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, plus (ii) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable in such Tax Year to an individual who is a resident of the City of San Francisco in the State of California, multiplied by a factor equal to 1 minus the highest marginal federal income tax rate described in clause (i) above; provided, however, that if the highest marginal federal corporate income tax rate applicable in such Tax Year exceeds the highest marginal federal ordinary income tax rate applicable in such Tax Year to an individual who is a citizen of the United States, then, solely for purposes of determining Permitted Tax Distributions with respect to an Ultimate Member that is a corporation (or is an entity taxable as a corporation) for federal income tax purposes, the rate described in clause (i) above shall be the highest marginal federal corporate income tax rate applicable in such Tax Year.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a) any Capital Stock of any Restricted Subsidiary (other than director’s qualifying stock);

(b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c) any other properties, assets or rights or Capital Stock of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include

(a) any transfer of properties and assets that is governed by the provisions described under Section 5.01 hereof;

(b) any transfer of properties and assets that is by the Company to any Subsidiary Guarantor or Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary or Subsidiary Guarantor in accordance with the terms of this Indenture;

(c) any transfer of properties and assets that would be within the definition of a “Restricted Payment” in Section 4.07 hereof and would be permitted to be made as a Restricted Payment (and shall be deemed a Restricted Payment) under such definition;

(d) any transfer of obsolete equipment in the ordinary course of business;

(e) any transfer that involves the disposition of the Capital Stock of an Unrestricted Subsidiary;

(f) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(g) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; or

(h) any transfer of properties and assets the Fair Market Value of which in the aggregate does not exceed $1 million in any transaction or series of related transactions.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Banks” means the banks and other financial institutions that from time to time are lenders under the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means, with respect to any Person, the board of directors, management committee or other equivalent management entity of such Person or any committee thereof duly authorized to act on behalf of such board. With respect to the Company, (1) at such time as the Company is a limited liability company, references herein to the Board of Directors of the Company refer to the management committee of Holdings, the sole member of the Company, and (2) at such time as the Company is a C-Corporation, references herein to the Board of Directors of the Company refer to the board of directors of the Company.

“Board Resolution” means, with respect to a Board of Directors, a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of this Indenture, partnership interests (whether general or limited), limited liability company interests, membership interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(a) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(b) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by S&P or at least “P-1” by Moody’s,

(c) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company or Holdings) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s,

(d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

(e) money market funds which invest substantially all of their assets in securities described in the preceding clauses (a) through (d).

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have Beneficial Ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or Holdings;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors or managers whose election to such Board of Directors or whose nomination for election by the stockholders or members of the Company or the stockholders or members of Holdings was approved by a vote of a majority of the directors or managers then still in office who were either directors or managers at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors of the Company or Holdings, as the case may be, then in office;

(c) the Company or Holdings consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company or Holdings, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where

(i) the outstanding Voting Stock of the Company or Holdings is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Disqualified Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company or Holdings as a Restricted Payment as described under Section 4.07 hereof (and such amount shall be treated as a Restricted Payment subject to the provisions in this Indenture described under Section 4.07 hereof), and

(ii) immediately after such transaction, no “person” or “group,” other than Permitted Holders, is the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have Beneficial Ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving entity;

(iii) the Company or Holdings is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 5.01 hereof; or

(d) Holdings ceases to own 100% of the Capital Stock of the Company (other than as a result of a merger of the Company into Holdings to the extent permitted by this Indenture).

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company or Holdings will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred. For purposes of clarification, the Recapitalization shall not be deemed a Change of Control under this Indenture.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg.

“Closing Date” means the date on which the Initial Notes are first issued under this Indenture.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s Common Stock, whether now outstanding or issued after the date of this Indenture, and includes, without limitation, all series and classes of such Common Stock.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act, then the body performing such duties at such time.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

“Company” means Global Cash Access, L.L.C., a Delaware limited liability company, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by its Chairman, its Chief Executive Officer, its Chief Financial Officer, its Chief Operating Officer, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

“Comparable Treasury Issue” means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming the Notes matured on March 15, 2008).

“Comparable Treasury Price” means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

(a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Disqualified Capital Stock of such Person and its Restricted Subsidiaries or Preferred Stock of its Restricted Subsidiaries during such period, in each case after giving pro forma effect (i) (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision) to

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

and (ii) with respect to calculations which include quarterly periods ending in 2003, to all adjustments reflected in the Offering Memorandum as cost savings;

provided that:

(a) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and

(b) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation,

(i) amortization of debt discount,

(ii) the net cash costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),

(iii) the interest portion of any deferred payment obligation,

(iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing,

(v) fees payable by the Company pursuant to the Vault Cash Agreement, and

(vi) accrued interest, plus

(b) (i) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

(ii) all capitalized interest (as amortized or accrued) of such Person and its Restricted Subsidiaries plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(iv) above, whether or not paid by such Person or its Restricted Subsidiaries, plus

(d) dividend requirements of the Company with respect to Disqualified Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary, as the case may be).

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(a) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(b) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(c) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP,

(d) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(e) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions),

(f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(g) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of this Indenture,

(h) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person,

(i) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness,

(j) the cumulative effect of a change in accounting principles, or

(k) any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

For purposes of the calculations under Section 4.07 hereof the Consolidated Net Income of the Company during any period (or portion thereof) in which the Company is a Flow-Through Entity shall be reduced by the amount of Permitted Tax Distributions made or which may be made with respect to such period pursuant to the definition thereof.

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Co-Obligors” has the meaning set forth in the Preamble hereto.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement, to be dated on or about March 10, 2004, as amended, among the Company, Holdings, Banc of America Securities LLC, as sole lead arranger and sole book manager, Bank of America, N.A., as administrative agent, l/c issuer and swingline lender, and certain lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, letters of credit or other debt obligations which refinance or replace the Credit Agreement.

“Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event which is, or after notice or passage of time or both, would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Senior Indebtedness” means (i) all Senior Indebtedness under the Credit Agreement and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the Holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

“Disregarded Entity” means an entity described in clause (a)(ii) of the definition of Flow-Through Entity.

“Equity Offering” means (x) an underwritten public offering of common stock (other than Disqualified Capital Stock) of the Company or Holdings pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company or Holdings) or (y) a private offering of common stock (other than Disqualified Capital Stock) of the Company or Holdings to a strategic investor (other than an Affiliate of the Company or Holdings), in either case (x) or (y) with gross cash proceeds to the Company or Holdings of at least $50 million.

“Estimated Tax Distribution Date” has the meaning set forth within the definition of “Permitted Tax Distributions.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Notes” means the Notes issued in an Exchange Offer in accordance with Section 2.07(f) hereof.

“Exchange Offer” means the exchange offer that may be effected pursuant to the Registration Rights Agreement.

“Exchange Offer Registration Statement” means the Exchange Offer Registration Statement that may be filed pursuant to the Registration Rights Agreement.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Company acting in good faith and for items over $1 million shall be evidenced by a resolution of its Board of Directors.

“Finance Corp.” has the meaning set forth in the Preamble hereto.

“Flow-Through Entity” means an entity that (a) for federal income tax purposes (i) constitutes a “partnership” (within the meaning of Section 7701(a)(2) of the Code), other than a publicly traded partnership treated as a corporation under Section 7704 of the Code or (ii) constitutes a business entity that is disregarded as an entity separate from its single Beneficial Owner under the Code, Treasury Regulations or any published administrative guidance of the Internal Revenue Service (each of the entities described in (i) or (ii), a “Federal Flow-Through Entity”), and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made to Ultimate Members that are individuals, i.e., the State of California and the City of San Francisco, is subject to treatment on a basis substantially similar to a Federal Flow-Through Entity under the applicable state and local income tax laws.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

“Game Cash Litigation” means an action commenced in April of 2003 against the Company and First Data Corporation in the District Court of the State of Minnesota (Hennepin County) by Game Financial Corporation and its ultimate parent, Viad Corporation.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming-related operations of the Company or any of its Subsidiaries.

“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of this Indenture or at any time thereafter to own, lease or operate the assets of or otherwise conduct the business of the Company or any of its Subsidiaries.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board or the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A1 or A2 hereto, as appropriate, issued in accordance with Section 2.01, 2.07(b)(iii), 2.07(b)(iv), 2.07(d)(i), 2.07(d)(ii), 2.07(d)(iii) or 2.07(f) of this Indenture.

“Guarantee” means the guarantee by any Subsidiary Guarantor of the Co-Obligors’ Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(e) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Holder” means the Person in whose name a Note is, at the time of determination, registered on the Registrar’s books.

“Holdings” means GCA Holdings, L.L.C., a Delaware limited liability company, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Holdings” shall mean such successor Person.

“IAI Global Note” means the global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any Person, without duplication,

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(d) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(e) all Capital Lease Obligations of such Person,

(f) all Indebtedness referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(g) all Guaranteed Debt of such Person,

(h) all Disqualified Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(i) Preferred Stock of any Restricted Subsidiary of the Company or any Subsidiary Guarantor and

(j) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (a) through (i) above.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time, including, for all purposes of this Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Indenture Obligations” means the obligations of the Company and any other obligor under this Indenture or under the Notes, including any Subsidiary Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with this Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under this Indenture and the Notes, according to the respective terms thereof.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Co-Obligors appoint.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning stated in the first paragraph of this Indenture and means Notes other than Exchange Notes and Additional Notes issued under this Indenture.

“Initial Purchaser” means (i) Banc of America Securities LLC, as initial purchaser under the Purchase Agreement dated March 4, 2004, among the Company, Finance Corp., Holdings, the Subsidiary Guarantors and Banc of America Securities LLC and (ii) with respect to any Additional Notes issued subsequent to March 10, 2004, any investment bank acting as initial purchaser in connection with the issuance and sale of such Additional Notes.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07 hereof. Credit extension to gaming patrons in the ordinary course of business, consistent with industry practice, shall not be deemed an Investment.

“Issue Date” mans the original issue date of the Notes under this Indenture.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with an Exchange Offer.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Liquidated Damages” means all liquidated damages then owing pursuant to an applicable Registration Rights Agreement.

“Majority Owned Restricted Subsidiary” means a Restricted Subsidiary at least 70% of the Capital Stock of which is owned by the Company or a Wholly Owned Restricted Subsidiary.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in this Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Member” means, with respect to each Tax Year in which Holdings qualifies as a Flow-Through Entity, each Person that is a direct member of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereof.

“Net Cash Proceeds” means

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(ii) provisions for all taxes and Permitted Tax Distributions paid or payable as a result of such Asset Sale,

(iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under Section 4.07 hereof the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes and Permitted Tax Distributions paid or payable as a result thereof.

“Net Capital Gain” means, with respect to any Tax Year, the sum of (i) any net capital gain (i.e., net long-term capital gain over net short-term capital loss) and (ii) any dividend income that is treated as net capital gain, under Section 1(h)(11) of the Internal Revenue Code or for California income tax purposes, of the Company that is allocated (or otherwise flows through) to the Ultimate Members for tax purposes for such Tax Year.

“Net Ordinary Income” means, with respect to any Tax Year, the excess of (A) all items of taxable income or gain (other than capital gain and, for purposes of determining Permitted Tax Distributions with respect to Ultimate Members that are individuals, any dividend income that is treated as net capital gain under Section 1(h)(11) of the Internal Revenue Code or for California income tax purposes) of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year over (B) all items of taxable deduction or loss (other than capital loss) of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Net Short-Term Capital Gain” means, with respect to any Tax Year, any net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss) of the Company that is allocated (or otherwise flows through) to the Ultimate Members for tax purposes such Tax Year.

“Non-Payment Event of Default” means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning stated in the first paragraph of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include any Exchange Notes to be issued and exchanged for any Notes pursuant to an applicable Registration Rights Agreement and this Indenture and, for purposes of this Indenture (i) all Exchange Notes that are issued and exchanged for the Initial Notes and (ii) all Additional Notes issued hereunder and Exchange Notes that are issued and exchanged for such Additional Notes, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Company.

“Offering Memorandum” means the Offering Memorandum, dated March 4, 2004, prepared by the Company, Finance Corp. and the Subsidiary Guarantors.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05 hereof.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Company or Finance Corp. that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Payment Event of Default” means any Event of Default specified in Section 6.01(1) and 6.01(2) herein the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

“Permitted C-Corp Reorganization” means a transaction resulting in the Company or any of its Restricted Subsidiaries becoming a subchapter “C” corporation under the Internal Revenue Code, provided that in connection with any such transaction

(a) the resulting entity will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture and the Registration Rights Agreement, as the case may be, and the Notes and this Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such entity’s obligations);

(b) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(c) at the time of the transaction, each Subsidiary Guarantor, if any, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(d) at the time of the transaction, if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of Section 4.12 hereof are complied with;

(e) such transaction would not result in the loss, suspension or material impairment of any Gaming License of the Company or any of its Restricted Subsidiaries unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(f) such transaction would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdictions, provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any gaming jurisdiction in the absence of such transaction;

(g) prior to such transaction, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (i) the Holders and Beneficial Owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred, and (ii) the Co-Obligors will not recognize income, gain or loss for federal and state income (and franchise) tax purposes as a result of such transaction; and

(h) at the time of the transaction, the Co-Obligors shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that such transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

“Permitted Holders” means Karim Maskatiya, Robert Cucinotta or any of their respective Affiliates, including without limitation their immediate family members and trusts for their benefit or the benefit of their immediate family members.

“Permitted Investment” means

(a) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary;

(b) Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5), (6) and (7) of the definition of “Permitted Indebtedness;”

(c) Investments in any of the Notes;

(d) Cash Equivalents;

(e) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 4.10 hereof to the extent such Investments are non-cash proceeds as permitted under such covenant;

(f) Investments in existence on the date of this Indenture;

(g) Investments acquired in exchange for the issuance of Capital Stock of Holdings or the Company (other than Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary);

(h) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(i) loans or advances to employees of the Company or Holdings in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including travel, entertainment and moving expenses) in the aggregate amount outstanding at any one time of $2 million;

(j) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(k) Investments in QuikPlay, LLC in an aggregate amount not to exceed $20 million;

(l) other Investments in the aggregate amount outstanding at any one time of up to $10 million;

(m) Investments in any Permitted Joint Venture in an amount not to exceed $5 million in the aggregate for all such Permitted Joint Ventures;

(n) Investments in any Majority Owned Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Majority Owned Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Majority Owned Restricted Subsidiary;

(o) hedging obligations permitted under Section 4.09 hereof; and

(p) Investments in a joint venture entity with NRT Technology Corporation or its affiliates related to QuickJack Plus in an aggregate amount not to exceed $10 million.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company’s Board of Directors) at the time of Investment.

“Permitted Joint Ventures” mean any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a business related to gaming or cash access or a business reasonably related or ancillary thereto, (b) the joint venture is managed by the Company or such Restricted Subsidiary and (c) the governing documents of the joint venture require the consent of the Company or such Restricted Subsidiary with respect to any material decisions relating to the existence, activities, governance or other matters of the joint venture.

“Permitted Tax Distributions” means, with respect to each Tax Year, a distribution of cash to Holdings (for distribution to the Members and Ultimate Members) in an amount equal to (A) the sum of (x) the product of Net Ordinary Income and the Applicable Ordinary Tax Rate, (y) the product of Net Capital Gain and the Applicable Capital Gains Tax Rate, and (z) the product of Net Short-Term Capital Gain and the Applicable Ordinary Tax Rate, minus (B) the sum of the Tax Loss Amount and Tax Credits. For purposes of calculating the amount of Permitted Tax Distributions (including the Tax Loss Amount and Tax Credits), (i) any elections made by Holdings, the Company or any Subsidiary of the Company under Section 754 of the Code shall be taken into account, (ii) the proportionate part of the items of taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of any Subsidiary of the Company that is a Flow-Through Entity (but only for such periods in which such Subsidiary is a Flow-Through Entity) shall be included in determining the taxable income, gain (including capital gain), deduction, loss (including capital loss) and credits of the Company, and (iii) notwithstanding the immediately preceding clause (ii), any income or gain (including capital gain) arising from a Permitted C-Corp Reorganization or a merger of the Company with an Affiliate for purposes of reincorporating the Company in another jurisdiction to realize tax benefits, shall not be taken into account.

Payments of estimated amounts of Permitted Tax Distributions as are reasonably necessary to enable the Ultimate Members to satisfy their respective liabilities to make estimated tax payments under applicable tax laws may be made within fifteen days following March 31, May 31, August 31, and December 31 of each calendar year (each, an “Estimated Tax Distribution Date”). The determination of the estimated amounts of Permitted Tax Distributions to be paid on the Estimated Tax Distribution Dates shall be based upon a reasonable estimate of the excess of (x) the Permitted Tax Distributions that would be payable for the period beginning on January 1 of such calendar year and ending on March 31, May 31, August 31, and December 31, respectively, of such calendar year if such period were a taxable year (computed as provided above) over (y) payments of estimated amounts of Permitted Tax Distributions made with respect to all prior periods during such calendar year.

The amount of the Permitted Tax Distributions for a Tax Year shall be re-computed promptly after (i) the filing by Holdings, the Company and each Subsidiary of the Company that is treated as a Flow-Through Entity of their respective annual income tax returns (if any) and (ii) an appropriate federal, state or local taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) or credits of or attributable to the Company or any such Subsidiary that is treated as a Flow-Through Entity for such Tax Year or the aggregate Tax Loss Amount carried forward to such Tax Year should be changed or adjusted (including by reason of a final determination that the Company or such Subsidiary was not a Flow-Through Entity) (each of clauses (i) and (ii), a “Tax Calculation Event”). Promptly after a Tax Calculation Event, the Company shall cause a nationally recognized accounting firm to deliver promptly to the Trustee a memorandum by such accounting firm (the “Accountant’s Memorandum”) (a) showing the computation of the Permitted Tax Distributions with respect to the relevant Tax Year, (b) certifying that such computation has been made in accordance with the definition of Permitted Tax Distributions and in a manner consistent with the reporting and treatment of the Company’s (including each such Subsidiary’s) items of income, gain, loss, deduction and credit for such Tax Year on Holdings’ and the Company’s respective federal, California and San Francisco income tax returns for such Tax Year (if any) and (c) showing the aggregate amount of Permitted Tax Distributions previously distributed to Holdings with respect to such Tax Year and the amount of any Tax Distribution Overage or Tax Distribution Shortfall (each as defined below). To the extent that the estimated amount of Permitted Tax Distributions previously paid with respect to any Tax Year are either greater than (a “Tax Distribution Overage”) or less than (a “Tax Distribution Shortfall”) the Permitted Tax Distributions with respect to such Tax Year, as determined by reference to the computation of the amount of the items of income, gain, deduction, loss and credits of the Company and each such Subsidiary and (if applicable) the aggregate Tax Loss Amount carried forward to such Tax Year as shown in the Accountant’s Memorandum in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the Estimated Tax Distribution Date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the Estimated Tax Distribution Date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be paid on the subsequent Estimated Tax Distribution Date shall be reduced to the extent of such Tax Distribution Overage.

Prior to paying any Permitted Tax Distributions, the Company shall require Holdings, each Member and each Ultimate Member to agree in writing that promptly after the second Estimated Tax Distribution Date following a Tax Calculation Event, each Member and Ultimate Member shall (without duplication) reimburse to Holdings an amount in cash equal to such Member’s or Ultimate Member’s pro rata share (based on the portion of Permitted Tax Distributions paid to such Member and Ultimate Member for the Tax Year) of any remaining Tax Distribution Overage, and Holdings shall reimburse to the Company an amount in cash equal to any such remaining Tax Distribution Overage.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Obligations” means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased or constructed by the Company or a Restricted Subsidiary at any time after the Notes are issued; provided that

(a) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(b) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

(c) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or a Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Recapitalization” means the consummation of the transactions contemplated by the Recapitalization Agreement and the transactions related thereto.

“Recapitalization Agreement” means the Agreement, dated as of December 10, 2003, as amended January 20, 2004, February 20, 2004 and March 3, 2004, among the Company, M&C International, FDFS Holdings LLC, First Data Corporation, Karim Maskitaya, Robert Cucinotta and GCA Holdings.

“Reference Treasury Dealer” means each of Banc of America Securities LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Co-Obligors.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third Business Day preceding the redemption date.

“Registration Rights Agreement” means (i) the Registration Rights Agreement among the Company, Finance Corp., the Subsidiary Guarantors and the Initial Purchaser named therein, dated as of March 10, 2004, relating to the Initial Notes, and (ii) with respect to any Additional Notes issued subsequent to March 10, 2004, any registration rights agreement entered into for the benefit of the holders of such Additional Notes, if any.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary global Note in the form of Exhibit A2 hereto bearing the Global Note Legend, the Private Placement Legend and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount at maturity of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Representative” means the Agent Bank or the trustee, agent or representative for any Senior Indebtedness or, in the absence thereof, the holders of a majority in principal amount of such Senior Indebtedness.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day restricted period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a Board Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under Section 4.17 hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Indebtedness” means (a) all obligations (including principal, premium, if any, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign Bankruptcy Law, whether or not allowed or allowable as a claim in any such proceeding), fees, charges, expenses, indemnities and other amounts payable from time to time) arising under the Credit Agreement, or any guarantee or security or other collateral documents relating thereto, all amounts that may be or become available for drawings under all letters of credit outstanding under the Credit Agreement and all obligations arising under Currency Hedging Agreements, in each case, whether at any time owing, actually or contingent, and (b) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign Bankruptcy Law, whether or not allowed or allowable as a claim in any such proceeding) on any other indebtedness (other than as otherwise provided in this definition), whether outstanding on the issue date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or the Guarantees. Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(a) Indebtedness that is subordinate or junior in right of payment to any of the Co-Obligor’s Indebtedness or any Guarantor’s Indebtedness;

(b) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Co-Obligors or Guarantors;

(c) Indebtedness which is represented by Disqualified Capital Stock;

(d) any liability for foreign, federal, state, local or other taxes owed or owing by the Co-Obligors or Guarantors to the extent such liability constitutes Indebtedness;

(e) Indebtedness of the Co-Obligors to a Subsidiary or any other Affiliate of the Co-Obligors or Holdings (other than an original lender under the Credit Agreement or an Affiliate of such lender or any of such Affiliate’s Subsidiaries);

(f) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Co-Obligors or Guarantors, and amounts owed by the Co-Obligors or Guarantors for compensation to employees or services rendered to the Co-Obligors or Guarantors;

(g) that portion of any Indebtedness which at the time of issuance is issued in violation of this Indenture; and

(h) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

Obligations constituting Senior Indebtedness shall continue to constitute Senior Indebtedness for all purposes, notwithstanding that such Senior Indebtedness or any claim in respect thereof may be disallowed, avoided or subordinated pursuant to any Bankruptcy Law (i) as a claim for unmatured interest, (ii) as a fraudulent transfer or conveyance or (iii) otherwise.

“Shelf Registration Statement” means the Shelf Registration Statement that may be filed pursuant to the Registration Rights Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereof.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company, Finance Corp. or a Subsidiary Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means

(a) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(b) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(c) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Subsidiary Guarantor” means any Subsidiary which is a Subsidiary Guarantor of the Notes, including any Person that is required after the date of this Indenture to execute a guarantee of the Notes pursuant to Section 4.12 hereof until a successor replaces such party pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor. For purposes of clarification, the initial Subsidiary Guarantors are CCI Acquisition LLC and Central Credit LLC. Neither CashCall Systems, Inc. and QuikPlay LLC shall be a Subsidiary Guarantor for so long as such entity is not a guarantor under the Credit Agreement or of any Indebtedness of the Company.

“Tax Calculation Event” has the meaning set forth under the definition of “Permitted Tax Distributions.”

“Tax Credits” means, with respect to any Tax Year, items of credit of the Company that are allocated (or otherwise flow through) to the Ultimate Members for tax purposes for such Tax Year.

“Tax Loss Amount” means, with respect to any Tax Year, the amount by which Permitted Tax Distributions would be reduced were a net operating loss or net capital loss of or attributable to the Company that was allocated (or otherwise flowed through) to the Ultimate Members for tax purposes in a prior Tax Year, carried forward to such Tax Year and treated as if it were actually incurred by the Company in such Tax Year; provided, however, that, for such purposes, the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding Tax Year until so utilized.

“Temporary Regulation S Legend” means the legend set forth in Section 2.07(h) hereof, which is required to be placed on the Regulation S Temporary Global Note.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended, or any successor statute.

“Trustee” means The Bank of New York until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Ultimate Member” means, with respect to each Tax Year in which Holdings qualifies as a Flow-Through Entity, (i) a Member that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Company and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such Member for tax purposes, and (ii) a Person (other than a Member) that is subject to tax on a net income basis on the items of taxable income, gain, deduction and loss of the Company and its Subsidiaries that are Flow-Through Entities that are allocated (or otherwise flow through) to such Person for tax purposes.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A1 attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described in Section 4.17 hereof.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(a) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Indebtedness of any Affiliate or any Affiliate of Holdings which is designated an Unrestricted Subsidiary and which is guaranteed by the Company or any of its Restricted Subsidiaries, in which case (unless the incurrence of such Guaranteed Debt by the Company or any of its Restricted Subsidiaries resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such

Indebtedness to the extent guaranteed at the time such Affiliate or Affiliate of Holdings is designated an Unrestricted Subsidiary and

(b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Vault Cash Agreement” means the Vault Cash Custody Agreement, dated as of November 17, 2003, by and between the Company, Wells Fargo Bank, National Association, and the other parties thereto, as such Vault Cash Agreement may be amended, modified, supplemented or replaced from time to time, including any successor agreement with the same or different parties.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

Section 1.02. Other Definitions.

TERM	DEFINED IN SECTION

“Act”	13.14

“ATMs”	4.09

“Authentication Order”	2.02

“Change of Control Offer”	4.15

“Change of Control Purchase Date”	4.15

“Change of Control Purchase Price”	4.15

“Covenant Defeasance”	8.03

“Defeasance Redemption Date”	8.04

“Designation”	4.17

“Designation Amount”	4.17

“DTC”	2.01

“Event of Default”	6.01

“Excess Proceeds”	4.10

“incur”	4.09

“Legal Defeasance”	8.02

“Note Amount”	4.10

“Offer”	4.10

“Offer Date”	4.10

“Offered Price”	4.10

“Pari Passu Debt Amount”	4.10

“Pari Passu Offer”	4.10

“Paying Agent”	2.04

“Payment Blockage Notice”	10.03

“Permitted Indebtedness”	4.09

“Permitted Payment”	4.07

“refinancing”	4.07, 4.09

“Registrar”	2.04

“Related Proceedings”	13.09

“Required Filing Date”	4.03

“Restricted Payments”	4.07

“Revocation”	4.17

“Specified Courts”	13.09

“Surviving Entity”	5.01

“Surviving Subsidiary Guarantor Entity”	5.01

“Tax Year”	4.07

Section 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

All terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) words in the singular include the plural, and in the plural include the singular;

(iv) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

(v) all references herein to “interest” include the Liquidated Damages.

ARTICLE TWO

The Notes

Section 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A1 or A2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Co-Obligors, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A1 or A2 attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A1 attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Co-Obligors and authenticated by the Trustee as hereinafter provided. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in Regulation S Permanent Global Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of Regulation S Permanent Global Notes, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Cedel Bank” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(e) Additional Notes. Notwithstanding anything else herein, with respect to any Additional Notes issued subsequent to the date of this Indenture, (1) all references in Article Two herein and elsewhere in this Indenture to a Registration Rights Agreement shall be to the registration rights agreement entered into with respect to such Additional Notes, (2) any references in this Indenture to the Exchange Offer, Exchange Offer Registration Statement, Shelf Registration Statement, Initial Purchasers, and any other term related thereto shall be to such terms as they are defined in such registration rights agreement entered into with respect to such Additional Notes, (3) all time periods described in the Notes with respect to the registration of such Additional Notes shall be as provided in such Registration Rights Agreement entered into with respect to such Additional Notes, (4) any Liquidated Damages or penalty interest, if set forth in such Registration Rights Agreement, may be paid to the holders of the Additional Notes immediately prior to the making or the consummation of the Exchange Offer regardless of any other provisions regarding record dates herein and (5) all provisions of this Indenture shall be construed and interpreted to permit the issuance of such Additional Notes and to allow such Additional Notes to become fungible and interchangeable with the Initial Notes originally issued under this Indenture (and Exchange Notes issued in exchange therefor).

Section 2.02. Execution and Authentication.

Two Officers of the Co-Obligors shall sign the Notes for the Co-Obligors by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee shall, upon a written order of the Co-Obligors signed by two Officers of each of the Obligors (an “Authentication Order”) delivered to the Trustee from time to time, authenticate Notes for original issue without limit as to the aggregate principal amount thereof, subject to compliance with Section 4.09, of which $235 million will be issued on the date of this Indenture. Upon receipt of an Authentication Order, the Trustee shall authenticate for original issue (i) Exchange Notes in exchange for Initial Notes in an aggregate principal amount not to exceed $235,000,000 or (ii) Exchange Notes in exchange for Additional Notes; provided that such Exchange Notes shall be issuable only upon the valid surrender for cancellation of Initial Notes issued on the date hereof or Additional Notes, as the case may be, of a like aggregate principal amount in accordance with an Exchange Offer pursuant to an applicable Registration Rights Agreement.

The Trustee may appoint an authenticating agent acceptable to the Co-Obligors to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03. Methods of Receiving Payments on the Notes.

If a Holder of Notes has given wire transfer instructions to the Co-Obligors at least 10 Business Days before payment is due, the Company shall pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Co-Obligors elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Payments of interest to the Trustee as Paying Agent, if the Trustee then acts as Paying Agent, with respect to any Interest Payment Date (as defined in the Notes) shall be made by the Co-Obligors in immediately available funds for receipt by the Trustee one Business Day prior to the such Interest Payment Date (or in no event later than 12:30 p.m. New York Time on such Interest Payment Date).

Section 2.04. Registrar and Paying Agent.

(a) The Co-Obligors shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Co-Obligors may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Co-Obligors may change any Paying Agent or Registrar without prior notice to any Holder. The Co-Obligors shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Co-Obligors fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Co-Obligors initially appoint DTC to act as Depositary with respect to the Global Notes.

(c) The Co-Obligors initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.05. Paying Agent to Hold Money in Trust.

The Co-Obligors shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal or premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Co-Obligors in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Co-Obligors at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company or Finance Corp., the Trustee shall serve as Paying Agent for the Notes.

Section 2.06. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Co-Obligors shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Co-Obligors shall otherwise comply with TIA Section 312(a).

Section 2.07. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Co-Obligors for Definitive Notes if (i) the Co-Obligors deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Co-Obligors within 90 days after the date of such notice from the Depositary; (ii) the Co-Obligors in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Co-Obligors for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i)

or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.07(f) hereof, the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(i) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with an applicable Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with an applicable Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with an applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Co-Obligors shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.07(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the

Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with an applicable Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with an applicable Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with an applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement

Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(i) hereof, and the Co-Obligors shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the

Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note and in all other cases the IAI Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with an applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with an applicable Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with an applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Co-Obligors shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with an applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with an applicable Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with an applicable Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with an applicable Registration Rights Agreement, the Co-Obligors shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in such Exchange Offer and (ii) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in such Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Co-Obligors shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount. Any Notes that remain outstanding after the consummation of an Exchange Offer, and Exchange Notes issued in connection with an Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS NOTE AND THE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE GUARANTEES ENDORSED HEREON, NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON, BY ITS ACCEPTANCE HEREOF, AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON) (THE “RESALE RESTRICTION TERMINATION DATE”), EXCEPT THAT THE NOTES AND GUARANTEES MAY BE TRANSFERRED (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES AND THE GUARANTEES ENDORSED THEREON ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF

TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) (and any note not required by law to have such a legend), shall not bear the Private Placement Legend.

In addition, the foregoing legend may be adjusted for future issuances in accordance with applicable law.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(h) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Co-Obligors shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Co-Obligors’ order or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Co-Obligors may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Co-Obligors, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Co-Obligors shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Co-Obligors may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Co-Obligors shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile with the original to follow by first class mail.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) The Trustee shall not have any responsibility for any actions taken or not taken by the Depositary.

Section 2.08. Replacement Notes.

(a) If any mutilated Note is surrendered to the Trustee or the Co-Obligors and the Trustee receives evidence to their satisfaction of the destruction, loss or theft of any Note, the Co-Obligors shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Co-Obligors to protect the Co-Obligors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Co-Obligors may charge for their expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Co-Obligors and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.11. Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Co-Obligors may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Co-Obligors consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Co-Obligors shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12. Cancellation.

The Co-Obligors at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act). The Co-Obligors may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.13. Defaulted Interest.

If the Co-Obligors default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on the record date for the interest payment or a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Co-Obligors shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Co-Obligors shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Co-Obligors (or, upon the written request of the Co-Obligors, the Trustee in the name and at the expense of the Co-Obligors) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14. CUSIP Numbers.

The Co-Obligors in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Co-Obligors shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE THREE

Redemption and Prepayment;

Satisfaction and Discharge

Section 3.01. Notices to Trustee.

If the Co-Obligors elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes not more than 90 days prior to the redemption date, or otherwise in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Co-Obligors in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. Redemptions pursuant to Section 3.07(c) hereof shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the provisions of DTC or other depositary).

Section 3.03. Notice of Redemption.

(a) Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Co-Obligors shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify (including CUSIP number(s)) the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi) that, unless the Co-Obligors default in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b) At the Co-Obligors’ request, the Trustee shall give the notice of redemption in the Co-Obligors’ name and at its expense; provided, however, that the Co-Obligors shall have delivered to the Trustee, at least 45 days prior to the redemption date (unless the Trustee shall have agreed to a shorter period), an Officers’ Certificate requesting that the

Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if mailed in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional other than in the case of a Change of Control Offer pursuant to Section 4.15 herein.

Section 3.05. Deposit of Redemption Price.

(a) One Business Day prior to the redemption date, the Co-Obligors shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Co-Obligors any money deposited with the Trustee or the Paying Agent by the Co-Obligors in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b) If the Co-Obligors comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Holder in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Co-Obligors to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Co-Obligors shall issue and the Trustee shall authenticate for the Holder at the expense of the Co-Obligors a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07. Optional Redemption.

(a) At any time prior to March 15, 2008, the Co-Obligors may redeem for cash all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(1)	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption, and

(2)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2008 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption.

(b) On or after March 15, 2008, the Co-Obligors may redeem for cash all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2008	104.375%
2009	102.188%
2010	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

(c) At any time prior to March 15, 2007, the Co-Obligors may use the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Capital Stock) of the Company from the Company, to redeem for cash up to an aggregate of 35% of the aggregate principal amount of Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the aggregate principal amount of Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption.

Except as set forth in Section 4.10 and 4.15 hereof, the Co-Obligors are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Special Redemption.

(a) If a Holder or Beneficial Owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Co-Obligors shall have the right, at their election, (1) to require the Holder or Beneficial Owner to dispose of all or a portion of the Holder’s or Beneficial Owner’s Notes within 120 days after the Holder or Beneficial Owner receives notice of the finding by the applicable Gaming Authorities, or any other different time period as may be prescribed by those authorities; or (2) to redeem such Notes at a redemption price equal to the lesser of:

(1)	such Holder’s or Beneficial Owner’s cost, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

(2)	100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

(3)	such other lesser amount as may be required by any governmental Gaming Authority.

(b)	The Co-Obligors will promptly notify the Trustee in writing of any such redemption under these circumstances as soon as practicable. The Co-Obligors are not required to pay or reimburse any Holder or Beneficial Owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or Beneficial Owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the applicable Gaming Authorities in connection with such qualification or application therefor.

Section 3.10. Application of Trust Money.

All money deposited with the Trustee pursuant to Section 12.02 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE FOUR

Covenants

Section 4.01. Payment of Notes.

(a) The Co-Obligors shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 1:00 p.m. New York Time on the due date money deposited by the Co-Obligors in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Co-Obligors shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

(b) The Co-Obligors shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

(a) The Co-Obligors shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Co-Obligors in respect of the Notes and this Indenture may be served. The Co-Obligors shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Co-Obligors shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Co-Obligors may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Co-Obligors of their obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Co-Obligors shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Co-Obligors hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Co-Obligors in accordance with Section 2.04 of this Indenture.

Section 4.03. Reports.

(a) Whether or not the Co-Obligors are subject to Section 13(a) or 15(d) of the Exchange Act, the Co-Obligors and any Subsidiary Guarantor will (following the Exchange Offer or the effectiveness of a Shelf Registration Statement), to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Co-Obligors and such Subsidiary Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Co-Obligors or such Subsidiary Guarantor were so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Date”) by which the Co-Obligors and such Subsidiary Guarantor would have been required so to file such documents if the Co-Obligors and such Subsidiary Guarantor were so subject.

(b) The Co-Obligors and any Subsidiary Guarantor will also in any event (a) within 15 days of each Required Filing Date (whether before or following the Exchange Offer or the effectiveness of a Shelf Registration Statement) (1) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Co-Obligors and such Subsidiary Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Co-Obligors and such Subsidiary Guarantor were subject to either of such sections and (b) if filing such documents by the Co-Obligors and such Subsidiary Guarantor with the Commission is not permitted under the Exchange Act or prior to the Exchange Offer or the effectiveness of a Shelf Registration Statement, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Co-Obligors’ cost.

(c) If any Subsidiary Guarantor’s or secured party’s financial statements would be required to be included in the financial statements filed or delivered pursuant to this Indenture if the Co-Obligors were subject to Section 13(a) or 15(d) of the Exchange Act, the Co-Obligors shall include such Subsidiary Guarantor’s or secured party’s financial statements in any filing or delivery pursuant to this Indenture.

(d) So long as any of the Notes remain outstanding, the Co-Obligors will make available to any prospective purchaser of Notes or Beneficial Owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Co-Obligors have either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Co-Obligors’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04. Compliance Certificate.

(a) The Co-Obligors and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Co-Obligors have kept, observed, performed and fulfilled their obligations under this Indenture, without regard to notice or grace periods, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Co-Obligors have kept, observed, performed and fulfilled their obligations under this Indenture and are not in default in the performance or observance of any of the material terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Co-Obligors are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Co-Obligors are taking or proposes to take with respect thereto.

(b) If required under Section 314(a) of the Trust Indenture Act, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Co-Obligors’ independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Co-Obligors have violated any provisions of this Article Four or Article Five hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Co-Obligors shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Co-Obligors are taking or propose to take with respect thereto.

Section 4.05. Taxes.

The Co-Obligors shall pay, and shall cause each of their respective Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws.

The Co-Obligors and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Co-Obligors and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments.

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2)	purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s or Holdings’ Capital Stock or any Capital Stock of any Affiliate of Holdings or the Company, including any Subsidiary of Holdings or the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

(3)	make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within 90 days of final maturity thereof;

(4)	declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5)	make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), unless

(1)

immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

(2)	immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under paragraph (a) of Section 4.09 hereof; and

(3)	after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of this Indenture and all Designation Amounts does not exceed the sum of:

(A)	50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the date of this Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment for which financial statements are available (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B)	the aggregate Net Cash Proceeds received after the date of this Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C)	the aggregate Net Cash Proceeds received after the date of this Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D)	the aggregate Net Cash Proceeds received after the date of this Indenture by the Company from the conversion or exchange, if any, of debt securities or Disqualified Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Capital Stock were issued after the date of this Indenture, the aggregate Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E)	(a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the date of this Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and

(b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company’s interest in such Subsidiary; provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary; and

(F)	any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) Notwithstanding the foregoing, and in the case of clauses (2) through (7), (8)(A), (8)(C) and (9) below, so long as no Default or Event of Default is continuing or would arise therefrom, and in the case of clause (8)(B) below, so long as no Default or Event of Default identified in clauses (1) and (2) in Section 6.01 hereof is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (2), (3), (4), (5), (8)(A), (8)(B), (11) and (13) being referred to as a “Permitted Payment”):

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section 4.07 and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this Section 4.07;

(2)	the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of the Company) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section 4.07;

(3)	the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section 4.07;

(4)	the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness of the Company or a Subsidiary Guarantor (other than Disqualified Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the same issuer, provided that any such new Subordinated Indebtedness

(a) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the issuer incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

(d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5)	the repurchase, redemption, or other acquisition or retirement for value of Disqualified Capital Stock of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale within 30 days of, Disqualified Capital Stock of the same issuer; provided that any such new Disqualified Capital Stock is issued in accordance with Section 4.09(a) hereof and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

(6)	the repurchase of any Subordinated Indebtedness or Disqualified Capital Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Indebtedness or Disqualified Capital Stock plus accrued and unpaid interest or dividends, as the case may be, if any, in the event of a Change of Control pursuant to provisions similar to those contained in Section 4.15 hereof; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by this Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(7)	the repurchase of any Subordinated Indebtedness or Disqualified Capital Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Indebtedness or Disqualified Capital Stock plus accrued and unpaid interest or dividends, as the case may be, if any in the event of an Asset Sale pursuant to provisions similar to those contained in Section 4.10 hereof; provided that prior to consummating any such repurchase, the Company has made the Offer required by this Indenture and has repurchased all Notes validly tendered for payment in connection with such Offer;

(8)	any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below:

(A)	to Holdings in amounts equal to the amounts required for Holdings to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and provide for other operating costs, in each case related to the Company, of up to $500,000 per fiscal year;

(B)

(x) with respect to each taxable year (or portion thereof) of the Company (if the Company is not a Disregarded Entity) or Holdings (if the Company is a Disregarded Entity) in which each of the Company and Holdings qualifies as a Flow-Through Entity (each such taxable year or portion thereof, a “Tax Year”), to Holdings in an amount equal to the Permitted Tax Distributions; provided, that in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular Tax Year, which portion of such Permitted Tax Distribution is attributable to a Flow-Through Entity that is not a Restricted Subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the excess of (a) the aggregate actual cash distributions received by the Company or a Restricted Subsidiary from all Flow-Through Entities that are not Restricted Subsidiaries of the Company during the period commencing with the Issue Date and continuing to and including the last day of the Tax Year in respect of which such proposed Permitted Tax Distribution is being determined over (b) the aggregate amount of such cash distribution described in the immediately preceding clause (a) that (1) have already been taken into account for purposes of making a Permitted Tax Distribution previously made and which was attributable to a Flow-Through Entity that was not a Restricted Subsidiary at the time such Permitted Tax Distribution was made or (2) the Company previously used to make a Restricted Payment permitted by clause (A) of clause (3) above and (y) with respect to each taxable year (or portion thereof) of Holdings in which Holdings does not qualify as a Flow-Through Entity, to Holdings in amounts equal to amounts required for Holdings to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the taxable income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the taxable income of such Unrestricted Subsidiaries); or

(C)	to Holdings in amounts equal to amounts expended by Holdings to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holdings owned by employees, former employees, directors or former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (C) will not, in the aggregate, exceed $1 million per fiscal year of the Company, plus any amounts contributed by Holdings to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants (not including any amounts received by Holdings in connection with the Recapitalization), plus the net proceeds of any key person life insurance received by the Company after the date of this Indenture;

(9)	the purchase by the Company of all of the outstanding equity of QuikPlay, LLC not owned by the Company or a Wholly Owned Restricted Subsidiary; provided that the Company can incur $1.00 of additional

Indebtedness pursuant to Section 4.09(a) hereof after giving effect to such purchase;

(10)	the repurchase of Capital Stock deemed to occur upon (a) exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options and (b) the withholding of a portion of the Capital Stock granted or awarded to an employee to pay taxes associated therewith;

(11)	any reductions of Subordinated Indebtedness (which do not involve any payment of cash) as a result of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or a Restricted Subsidiary permitted by this Indenture;

(12)	the redemption or purchase of any Capital Stock or Indebtedness of the Company or any of its Restricted Subsidiaries to the extent required by any Gaming Authority (and any payments of dividends, other distributions or other amounts by the Company to Holdings for the redemption or purchase of any Capital Stock of Holdings to the extent required by (or as a result of any action taken by) any Gaming Authority); and

(13)	distributions to Holdings on the Issue Date of the proceeds of the issuance of the Notes and borrowings under the Credit Agreement in order to consummate the Recapitalization and the cancellation of any receivables payable from the Company’s Ultimate Member pursuant to the Recapitalization Agreement.

For the purpose of making any calculations under this Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the Designation Amount, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any noncash Restricted Payment shall be determined by the Board whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the Designation Amount, and (y) the initial amount of such Investment.

If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company’s Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

In computing the Consolidated Net Income of the Company for purposes of Section 4.07(a)(5)(3)(A) hereof, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this Indenture, such Restricted Payment will be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Section 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

(1)	pay dividends or make any other distribution on its Capital Stock,

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(3)	make any Investment in the Company or any other Restricted Subsidiary or

(4)	transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b)	However, paragraph (a) will not prohibit any

(1)	encumbrance or restriction pursuant to an agreement (including the Credit Agreement and any amendments, modifications, restatements, renewals,

supplements, refundings, replacements or refinancings thereto) in effect on the date of this Indenture;

(2)	encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of this Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3)	encumbrance or restriction pursuant to any agreement governing any Indebtedness permitted by clause (8) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of such Indebtedness;

(4)	encumbrance or restriction contained in any Acquired Indebtedness or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, so long as the agreement containing such restriction does not violate any other provision of this Indenture;

(5)	encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

(6)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described in Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(7)	customary non-assignment provisions in leases, licenses or contracts;

(8)	customary restrictions contained in (A) asset sale agreements permitted to be incurred under Section 4.10 hereof that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)

customary restrictions imposed by the terms of shareholders’, partnership, limited liability company or joint venture agreements entered into in the ordinary course of business; provided, however, that such restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, limited liability company or joint venture; and

provided, further, however, that such encumbrances and restrictions may not materially impact the ability of the Company to permit payments on the Notes when due as required by the terms of this Indenture;

(10)	restrictions contained in any other credit or note facility or indenture governing debt of the Company or any Subsidiary Guarantor that are not (in the view of the Board of Directors of the Company as expressed in a Board Resolution thereof) materially more restrictive, taken as a whole, than those contained in the Credit Agreement;

(11)	customary restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to Section 4.09 hereof; and

(12)	encumbrance or restriction under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness and the issuance of Disqualified Stock), unless such Indebtedness is incurred by the Company or any Subsidiary Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are publicly available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.00:1.

(b) Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Indebtedness”):

(1)	Indebtedness of the Company (and guarantees by Finance Corp. or any of the Subsidiary Guarantors of such Indebtedness) in respect of the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $300 million under any term loans made pursuant thereto, any notes or under any revolving credit facility or in respect of letters of credit thereunder, minus all permanent reductions of such Indebtedness arising out of principal payments made in respect of any term loans from the proceeds of an Asset Sale;

(2)	(a) Indebtedness of the Co-Obligors pursuant to the Notes (excluding any Additional Notes) and any Exchange Notes issued in exchange for the

Notes (excluding any Additional Notes) pursuant to the Registration Rights Agreement and (b) any Guarantee of the Notes or the Exchange Notes;

(3)	Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of this Indenture and not otherwise referred to in this definition of “Permitted Indebtedness;”

(4)	Indebtedness of the Company owing to a Restricted Subsidiary;

(A)	provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is made pursuant to an intercompany note and is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes;

(B)	provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than (1) a disposition, pledge or transfer to a Restricted Subsidiary or (2) a pledge permitted by Section 4.12 hereof) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (4);

(5)	Indebtedness of a Wholly Owned Restricted Subsidiary owing to the Company or another Wholly Owned Restricted Subsidiary;

(A)	provided that any such Indebtedness is made pursuant to an intercompany note;

(B)	provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than (1) a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary or (2) a pledge permitted by Section 4.12 hereof) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5), and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (5);

(6)

guarantees by any Subsidiary Guarantor of Indebtedness of either of the Co-Obligors or any Restricted Subsidiary of the Company which is permitted to be incurred under this Indenture, and guarantees by Foreign

Subsidiaries of the Company of Indebtedness of Foreign Subsidiaries of the Company which is permitted to be incurred under this Indenture;

(7)	obligations entered into in the ordinary course of business and not for speculative purposes

(A)	by the Company or any Subsidiary Guarantor, pursuant to Interest Rate Agreements designed to protect the Company or any Subsidiary Guarantor against fluctuations in interest rates in respect of Indebtedness of the Company or any Subsidiary Guarantor as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, or

(B)	by the Company, any Subsidiary Guarantor or any Restricted Subsidiary, under any Currency Hedging Agreements relating to (1) Indebtedness of the Company, any Subsidiary Guarantor or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company, any Subsidiary Guarantor or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company, any Subsidiary Guarantor or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8)	Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to Sale and Leaseback Transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (8) not to exceed $10 million outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (8) did not in each case at the time of incurrence exceed the fair market value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

(9)

Indebtedness of the Company or any Restricted Subsidiary in connection with (a) one or more standby letters of credit issued by the Company or a Restricted Subsidiary in the ordinary course of business consistent with past practice, (b) the $1 million letter of credit to be issued to First Data Corporation pursuant to the terms of the Sponsorship Indemnification Agreement, dated as of March 10, 2004, by and between the Company and First Data Corporation, as it may be amended from time to time, and (c)

other letters of credit, surety, performance, appeal or similar bonds, bankers’ acceptances, completion guarantees or similar instruments pursuant to self-insurance and workers’ compensation obligations; provided that, in each case contemplated by this clause (9), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (a), (b), and (c) such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(10)	Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within five Business Days of incurrence;

(11)	Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described in Section 8.02 or 8.03 hereof;

(12)	Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by the Company and any Restricted Subsidiary, including the Fair Market Value of non-cash proceeds;

(13)	any guarantees including, without limitation, bid bonds or performance bonds, by the Company or any Subsidiary Guarantor in the ordinary course of business for the benefit of customers, suppliers and other business partners, in each case other than Affiliates, in the aggregate amount outstanding at any one time of $5 million;

(14)

any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness incurred pursuant to paragraph (a) of this Section 4.09 and clauses (2), (3) and (17) of this paragraph (b) of this definition of “Permitted Indebtedness,” including any successive refinancings so long as the borrower under such refinancing is the Company or a Subsidiary Guarantor or, if not the Company or a Subsidiary Guarantor, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of

Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

(15)	Indebtedness arising solely out of the conversion of “vault cash” (supplied pursuant to the Vault Cash Agreement for normal operating requirements at the automated teller machines of the Company or any of its Restricted Subsidiaries covered by the Vault Cash Agreement (the “ATMs”)) into Indebtedness of the Company or any of its Restricted Subsidiaries in accordance with the terms of the Vault Cash Agreement, so long as the proceeds of such Indebtedness are used solely in ATMs and for no other purpose;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries in addition to that described in clauses (1) through (15) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $15 million outstanding at any one time in the aggregate; and

(17)	Indebtedness of one or more Foreign Subsidiaries, to the extent that the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.5:1.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types; provided that Indebtedness under the Credit Agreement (or amounts committed thereunder) which is in existence on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Consolidated Fixed Charge Coverage Ratio of the Company.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Section 4.10. Asset Sales.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the Board of Directors of the Company and evidenced in a Board Resolution).

For purposes of Section (a)(1) of this Section 4.10, the following will be deemed to be cash: (A) the amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities), and (B) the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 30 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange.

(b) All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement or other Senior Indebtedness):

(i) to prepay permanently or repay permanently any Indebtedness under the Credit Agreement or other Senior Indebtedness or Indebtedness of any Wholly Owned Restricted Subsidiary, or

(ii) if the Company determines not to apply such Net Cash Proceeds pursuant to clause (i), or if no such Indebtedness under the Credit Agreement or such other Senior Indebtedness is then outstanding, within 360 days of the Asset Sale, to invest the Net Cash Proceeds in properties and other assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries (including pursuant to capital expenditures) existing on the date of this Indenture or in businesses reasonably related thereto.

The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i) and (ii) within 360 days of the Asset Sale constitutes “Excess Proceeds.” Pending the Company’s final determination regarding use or investment of such Net Cash Proceeds, the Company may temporarily repay Indebtedness under its revolving credit facility under the Credit Agreement or invest such Net Cash Proceeds in Cash Equivalents.

(c) When the aggregate amount of Excess Proceeds exceeds $10 million or more, the Co-Obligors will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Co-Obligors to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A)	the Co-Obligors will make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined below) of all Notes tendered) and

(B)

to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company or the Co-Obligors as applicable will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu

Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Co-Obligors be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness, plus accrued and unpaid interest, if any.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Co-Obligors may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Co-Obligors become obligated to make an Offer pursuant to paragraph (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Co-Obligors, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Co-Obligors to comply with the requirements under the Exchange Act.

(e) The Co-Obligors will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of this Indenture, the Co-Obligors shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Asset Sales” provisions of this Indenture by virtue thereof.

(f) Subject to paragraph (e) above, within 30 days after the date on which the amount of Excess Proceeds equals or exceeds $10 million, the Co-Obligors shall send or cause to be sent by first-class mail, postage prepaid, to the Trustee and to each Holder, at his address appearing in the Security Register, a notice stating or including:

(i) that the Holder has the right to require the Co-Obligors to repurchase, subject to proration, such Holder’s Notes at the Offered Price;

(ii) the Offer Date;

(iii) the instructions a Holder must follow in order to have his Notes purchased in accordance with paragraph (c) above;

(iv) the Offered Price;

(v) the names and addresses of the Paying Agent and the offices or agencies referred to in Section 4.02;

(vi) that Notes must be surrendered prior to the Offer Date to the Paying Agent at the office of the Paying Agent or to an office or agency referred to in Section 4.02 to collect payment;

(vii) that any Notes not tendered will continue to accrue interest and that unless the Co-Obligors default in the payment of the Offered Price, any Note accepted for payment pursuant to the Offer shall cease to accrue interest on and after the Offer Date;

(viii) the procedures for withdrawing a tender; and

(ix) that the Offered Price for any Note which has been properly tendered and not withdrawn and which has been accepted for payment pursuant to the Offer will be paid promptly following the Offered Date.

(g) Holders electing to have Notes purchased hereunder will be required to surrender such Notes at the address specified in the notice prior to the Offer Date. Holders will be entitled to withdraw their election to have their Notes purchased pursuant to this Section 4.10(g) if the Co-Obligors receive, not later than one Business Day prior to the Offer Date, a facsimile transmission or letter setting forth (1) the name of the Holder, (2) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, (3) the principal amount of the Note (which shall be $1,000 or an integral multiple thereof) delivered for purchase by the Holder as to which his election is to be withdrawn, (4) a statement that such Holder is withdrawing his election to have such principal amount of such Note purchased, and (5) the principal amount, if any, of such Note (which shall be $1,000 or an integral multiple thereof) that remains subject to the original notice of the Offer and that has been or will be delivered for purchase by the Co-Obligors.

(h) The Co-Obligors shall (i) not later than the Offer Date, accept for payment Notes or portions thereof tendered pursuant to the Offer, (ii) not later than 10:00 a.m. (New York time) on the Offer Date, deposit with the Trustee or with a Paying Agent an amount of money in same day funds sufficient to pay the aggregate Offered Price of all the Notes or portions thereof which are to be purchased on that date and (iii) not later than 10:00 a.m. (New York time) on the Offer Date, deliver to the Paying Agent an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Co-Obligors. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Offered Price of the Notes purchased from each such Holder, and the Co-Obligors shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Co-Obligors’ expense to the Holder thereof. For purposes of this Section 4.10(h), the Co-Obligors shall choose a Paying Agent which shall not be the Company or Finance Corp.

Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Co-Obligors any cash that remains unclaimed, together with interest, if any, thereon, held by them for the payment of the Offered Price; provided, however, that (x) to the extent that the aggregate amount of cash deposited by the Co-Obligors with the Trustee in respect of an Offer exceeds the aggregate Offered Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Co-Obligors and (y) unless otherwise directed by the Co-Obligors in writing, promptly after the Business Day following the Offer Date the Trustee shall return any such excess to the Co-Obligors together with interest or dividends, if any, thereon.

(i) Notes to be purchased shall, on the Offer Date, become due and payable at the Offered Price and from and after such date (unless the Co-Obligors shall default in the payment of the Offered Price) such Notes shall cease to bear interest. Such Offered Price shall be paid to such Holder promptly following the later of the Offer Date and the time of delivery of such Note to the relevant Paying Agent at the office of such Paying Agent by the Holder thereof in the manner required. Upon surrender of any such Note for purchase in accordance with the foregoing provisions, such Note shall be paid by the Co-Obligors at the Offered Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Offer Date shall be payable to the Person in whose name the Notes are registered as such on the relevant record dates according to the terms and the provisions of Section 2.04; provided, further, that Notes to be purchased are subject to proration in the event the Excess Proceeds are less than the aggregate Offered Price of all Notes tendered for purchase, with such adjustments as may be appropriate by the Trustee so that only Notes in denominations of $1,000 or integral multiples thereof, shall be purchased. If any Note tendered for purchase shall not be so paid upon surrender thereof by deposit of funds with the Trustee or a Paying Agent in accordance with paragraph (h) above, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Offer Date at the rate borne by such Note. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Registrar or the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Co-Obligors shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased. The Company shall publicly announce the results of the Offer on or as soon as practicable after the Offer Date.

Section 4.11. Transactions with Affiliates.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of Holdings or the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $2.5 million,

(a) the Company delivers an Officers’ Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(b) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i) employee benefit arrangements with any officer, director or manager of the Company, including under any stock option or stock incentive plans, and customary indemnification arrangements with officers, directors or managers of the Company, in each case entered into in the ordinary course of business;

(ii) any Restricted Payments made in compliance with Section 4.07 hereof;

(iii) any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the Notes than those in effect on the Issue Date;

(iv) transactions required by the Company’s operating agreement as in effect on the date of this Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes;

(v) sales of Capital Stock of the Company (other than Disqualified Capital Stock) to Holdings;

(vi) transactions necessary to consummate any aspect of the Recapitalization; and

(vii) transactions necessary to consummate the conversion of the Company or Holdings from a limited liability company into a corporation.

Section 4.12. Liens.

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of this Indenture or acquired after the date of this Indenture, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Subsidiary Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens

(A)	securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under Section 5.01 hereof or securing Acquired Indebtedness which was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under Section 4.09 hereof;

(B)	securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing or

(C)	on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such acquisition;

provided, however, that in the case of clauses (A), (B) and (C), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company or Holdings of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

Section 4.13. Corporate Existence.

Subject to Article Five, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and each Subsidiary; provided that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.14. Limitation on Layering Debt.

Notwithstanding Section 4.09 hereof the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes, and Finance Corp. will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Finance Corp. and senior in right of payment to the Notes. In addition, no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Subsidiary Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Subsidiary Guarantor and senior in right of payment to the Guarantee of such Subsidiary Guarantor.

Section 4.15. Offer to Repurchase upon a Change of Control.

(a) If a Change of Control occurs, each holder of Notes will have the right to require that the Co-Obligors purchase all or any part (in integral multiples of $1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the

Change of Control Offer, the Co-Obligors will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

(b) Within 30 days following any Change of Control or, at the Co-Obligors’ option, prior to such Change of Control but after it is publicly announced, the Co-Obligors must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

(i) that a Change of Control has occurred or will occur and the date of such event;

(ii) the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

(iii) the purchase price and the purchase date which shall be fixed by the Co-Obligors on a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Co-Obligors default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(vi) other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

(c) Upon receipt by the Co-Obligors of the proper tender of Notes, the Holder of the Note in respect of which such proper tender was made shall (unless the tender of such Note is properly withdrawn) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Notes. Upon surrender of any such Note for purchase in accordance with the foregoing provisions, such Note shall be paid by the Co-Obligors at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Notes, registered as such on the relevant Regular Record Dates according to the terms and the provisions of Section 2.03. If any Note tendered for purchase in accordance with the provisions of this Section 4.15 shall not be so paid upon surrender thereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control

Purchase Date at the rate borne by such Note. Holders electing to have Notes purchased will be required to surrender such Notes to the Paying Agent at the address specified in the Change of Control Purchase Notice at least one Business Day prior to the Change of Control Purchase Date. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Co-Obligors, the Registrar or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Co-Obligors and the Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Co-Obligors shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

(d) The Co-Obligors shall (i) not later than the Change of Control Purchase Date, accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) not later than 10:00 a.m. (New York time) on the Business Day following the Change of Control Purchase Date, deposit with the Trustee or with a Paying Agent an amount of money in same day funds sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof which have been so accepted for payment and (iii) not later than 10:00 a.m. (New York time) on the Business Day following the Change of Control Purchase Date, deliver to the Paying Agent an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Co-Obligors. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price of the Notes purchased from each such Holder, and the Co-Obligors shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Co-Obligors’ expense to the Holder thereof. The Co-Obligors will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date. For purposes of this Section 4.15, the Co-Obligors shall choose a Paying Agent which shall not be the Co-Obligors.

(e) A tender made in response to a Change of Control Purchase Notice may be withdrawn if the Co-Obligors receive, not later than one Business Day prior to the Change of Control Purchase Date, a facsimile transmission or letter, specifying, as applicable:

(i) the name of the Holder;

(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted;

(iii) the principal amount of the Note (which shall be $1,000 or an integral multiple thereof) delivered for purchase by the Holder as to which such notice of withdrawal is being submitted;

(iv) a statement that such Holder is withdrawing his election to have such principal amount of such Note purchased; and

(v) the principal amount, if any, of such Note (which shall be $1,000 or an integral multiple thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Co-Obligors.

(f) Subject to applicable escheat laws, the Trustee and the Paying Agent shall return to the Co-Obligors any cash that remains unclaimed, together with interest or dividends, if any, thereon, held by them for the payment of the Change of Control Purchase Price; provided, however, that (x) to the extent that the aggregate amount of cash deposited by the Co-Obligors pursuant to clause (ii) of paragraph (d) above exceeds the aggregate Change of Control Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Co-Obligors and (y) unless otherwise directed by the Co-Obligors in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Co-Obligors together with interest, if any, thereon.

(g) The Co-Obligors shall comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of this Indenture, the Co-Obligors shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Change of Control” provisions of this Indenture by virtue thereof.

(h) Notwithstanding the foregoing, the Co-Obligors will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer, in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Co-Obligors and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.16. Limitation on Subsidiary Preferred Stock.

(a) The Company will not permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (1) Preferred Stock issued or sold to, held by or transferred to the Company or a Restricted Subsidiary, and (2) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person consolidates or merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary consolidates or merges with or into such person; provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition by a third party of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of this Indenture.

(b) The Company will not permit any Person (other than the Company or a Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary, except upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of this Indenture.

Section 4.17. Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary (other than Finance Corp.) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 4.07(a) hereof in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s Board of Directors;

(iii) the Company would be permitted under this Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof at the time of such Designation (assuming the effectiveness of such Designation);

(iv) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(v) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(vi) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or Holdings or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

(b) In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.07 hereof for all purposes of this Indenture in the Designation Amount.

(c) The Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

(i) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or

(ii) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

(d) For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

(e) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture; and

(iii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in Section 4.09 hereof.

(f) All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Section 4.18. Payments for Consent.

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19. Issuances of Guarantees by New Restricted Subsidiaries.

The Company will not cause or permit any Restricted Subsidiary (which is not a Subsidiary Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness to which the Company or any other Restricted Subsidiary is a party (other than any Permitted Indebtedness which may be incurred by a Restricted Subsidiary which is not a Subsidiary Guarantor) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that

(A) such guarantee need not be secured unless required pursuant to Section 4.12 hereof,

(B) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes, and

(C) a Restricted Subsidiary which is a Foreign Subsidiary may guarantee Indebtedness of another Restricted Subsidiary which is a Foreign Subsidiary to the extent such Indebtedness is permitted to be incurred pursuant to Section 4.09 hereof.

Such Guarantee of the Notes will be automatically released if the guarantee by such Subsidiary Guarantor which resulted in the Guarantee of the Notes is released and such Subsidiary Guarantor is not a guarantor under the Credit Agreement or any other Indebtedness of the Company.

For purpose of clarification, CashCall Systems, Inc. and QuikPlay, LLC shall initially not be Subsidiary Guarantors and neither CashCall Systems, Inc. nor QuikPlay, LLC shall be a Subsidiary Guarantor for so long as such entity is not a guarantor under the Credit Agreement or of any Indebtedness of the Company.

Section 4.20. Restrictions on Activities of Finance Corp.

Finance Corp. will not hold any material assets or become liable for any obligations or engage in any business activities, provided that Finance Corp. may be a co-obligor of the Notes (including any Additional Notes) pursuant to the terms of this Indenture, a borrower or guarantor pursuant to the terms of the Credit Agreement or a co-obligor on other Indebtedness of the Company if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than Finance Corp. Finance Corp. may, as necessary, engage in any activities directly related to or necessary in connection with serving as a co-obligor of the Notes, a borrower or guarantor pursuant to the terms of the Credit Agreement and a co-obligor on such other Indebtedness. The Company will not sell or otherwise dispose of any shares of Capital Stock of Finance Corp. and will not permit Finance Corp., directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

Section 4.21. Liquidated Damages Notice.

In the event that the Company is required to pay Liquidated Damages to holders of Notes pursuant to the Registration Rights Agreement, the Company will provide written notice (“Liquidated Damages Notice”) to the Trustee of its obligation to pay Liquidated Damages no later than fifteen days prior to the proposed payment date for the Liquidated Damages, and the Liquidated Damages Notice shall set forth the amount of Liquidated Damages to be paid by the Company on such payment date. The Trustee shall not at any time be under any duty or responsibility to any holder of Notes to determine the Liquidated Damages, or with respect to the nature, extent, or calculation of the amount of Liquidated Damages owed, or with respect to the method employed in such calculation of the Liquidated Damages.

ARTICLE FIVE

Successors

Section 5.01. Consolidation, Merger or Sale of Assets.

(a) The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Persons (other than the Company or a Subsidiary Guarantor), unless at the time and after giving effect thereto

(1)	either (a) the Company will be the continuing corporation or limited liability company or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) will be a corporation or limited liability company duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture and the Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, and the Notes and this Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2)	immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3)	immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of Section 4.09 hereof;

(4)	at the time of the transaction, each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes, and Finance Corp., unless it is the other party to the transactions described above, will have by supplemental indenture confirmed its obligations under this Indenture and the Notes;

(5)	at the time of the transaction, if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of Section 4.12 hereof are complied with;

(6)	such transaction would not result in the loss, suspension or material impairment of any Gaming License of the Company or any of its Restricted Subsidiaries unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(7)	such transaction would not require any Holder or Beneficial Owner of Notes to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdictions, provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any gaming jurisdiction in the absence of such transaction; and

(8)	at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

(b) Each Subsidiary Guarantor will not, and the Company will not permit a Subsidiary Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other Person (other than the Company or any Subsidiary Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Subsidiary Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Subsidiary Guarantor), unless at the time and after giving effect thereto

(1)	either (a) the Subsidiary Guarantor will be the continuing corporation or limited liability company in the case of a consolidation or merger involving the Subsidiary Guarantor or (b) the Person (if other than the Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Subsidiary Guarantor and its Restricted Subsidiaries on a consolidated basis (the “Surviving Subsidiary Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Guarantee of the Notes and this Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

(2)	immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3)	at the time of the transaction such Subsidiary Guarantor or the Surviving Subsidiary Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

provided, however, that this paragraph shall not apply to any Subsidiary Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with this Indenture.

(c) In the event of any transaction (other than a lease) described in and complying with the conditions listed in Sections 5.01(a) and (b) hereof in which the Company, Finance Corp. or any Subsidiary Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company, Finance Corp. or such Subsidiary Guarantor, as the case may be, and the Company, Finance Corp. or any Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under this Indenture and the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement.

(d) Notwithstanding the foregoing, (1) the Company may merge with an Affiliate incorporated or organized in the United States of America, any state thereof or the District of Columbia solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, provided that prior to and in connection with any such transaction, clause (g) of the definition of “Permitted C-Corp. Reorganization” shall have been satisfied, (2) the Company and any of its Restricted Subsidiaries may reorganize pursuant to a Permitted C-Corp Reorganization such that the Company becomes classified as a corporation for federal and state tax purposes, provided that such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of this Indenture, and (3) any Restricted Subsidiary (other than Finance Corp.) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

ARTICLE SIX

Defaults and Remedies

Section 6.01. Events of Default.

An Event of Default will occur under the Indenture (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) if:

(1)	there shall be a default in the payment of any interest (including Liquidated Damages) on any Note when it becomes due and payable, and such default shall continue for a period of 30 days (whether or not such payment is prohibited by the provisions described under Article Ten hereof);

(2)	there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) (whether or not such payment is prohibited by the provisions described under Article Ten hereof);

(3)	(a) there shall be a default in the performance, or breach, of any covenant or agreement of the Co-Obligors or any Subsidiary Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Co-Obligors by the Trustee or (2) to the Co-Obligors and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of Section 5.01 hereof; (c) the Co-Obligors shall have failed to make or consummate an Offer in accordance with Section 4.10 hereof; or (d) the Co-Obligors shall have failed to make or consummate a Change of Control Offer in accordance with Section 4.15 hereof;

(4)	one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Subsidiary Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(5)	any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor or either Co-Obligor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee, and such cessation or assertion shall not be cured within five days;

(6)

one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $7.5 million, either individually or in the aggregate, shall be rendered against the Company, any Subsidiary Guarantor or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect (provided that in calculating the aggregate $7.5 million liability for purposes of this provision, judgments, orders or decrees arising out of the GameCash Litigation shall be excluded in the amount not to exceed $7.5 million in the aggregate);

(7)	the entry of a decree or order by a court having jurisdiction in the premises adjudging either of the Co-Obligors or any Subsidiary Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustments or composition of or in respect of either of the Co-Obligors or any Subsidiary Guarantor under any Bankruptcy Law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of either of the Co-Obligors or any Subsidiary Guarantor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

(8)	the institution by either of the Co-Obligors or any Subsidiary Guarantor of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Co-Obligors, or any Subsidiary Guarantor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(9)	any material Gaming License is revoked, suspended, expired (without previous or concurrent renewal) or lost for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of the Indenture or any voluntary relinquishment that is, in the judgment of the Company, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries and not disadvantageous to the Holders in any material respect.

Section 6.02. Acceleration.

(a) If an Event of Default (other than as specified in Sections 6.01(7) or (8) with respect to either of the Co-Obligors) shall occur and be continuing with respect to this Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Co-Obligors (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately; provided, however, that so long as any Indebtedness under the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Agreement and (y) five Business Days after the giving of notice to the Co-Obligors and the Agent Bank of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under Section 6.01 hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Co-Obligors or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto (and any acceleration of such Indebtedness was rescinded), so long as (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in Section 6.01(7) or (8) with respect to either of the Co-Obligors occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Co-Obligors with the intention of avoiding payment of the premium that the Co-Obligors would have had to pay if the Co-Obligors then had elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Co-Obligors with the intention of avoiding the premium payable upon optional redemption of the Notes, then the premium specified in this Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

(b) After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Co-Obligors and the Trustee, may rescind and annul such declaration and its consequences if

(i) the Co-Obligors have paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon and during the continuance of an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the Holders of all outstanding Notes waive any past Default or Event of Default under this Indenture and its consequences, except a Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This Section 6.04 shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Section 6.06. Limitation on Suits.

(a) A Holder may pursue a remedy with respect to this Indenture, or the Notes or the Guarantees only if:

(i) the Holder gives to the Trustee written notice of a continuing Event of Default;

(ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in connection with the request or direction;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

(b) A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 (1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Co-Obligors for the whole amount of principal of, premium, if any, interest remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Co-Obligors or any Subsidiary Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

(a) If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE SEVEN

Trustee

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, and is actually known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(f) Money held in trust by the Trustee need not be segregated from other funds and need not be held in an interest-bearing account, in each case except to the extent required by law or by any other provision of this Indenture.

Section 7.02. Certain Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from either Co-Obligor shall be sufficient if signed by an Officer of such Co-Obligor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 13.02 hereof, and such notice references the Notes.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that any obligor hereunder deliver an officers’ certificate (which may be in the form of Exhibit G hereto) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which officers’ certificate may be signed by any Person authorized to sign an officers’ certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, it shall not be accountable for the Co-Obligors’ use of the proceeds from the Notes or any money paid to the Co-Obligors or upon the Co-Obligors’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section	7.06. Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each February 15 beginning with the February 15 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Co-Obligors and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Co-Obligors shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or of any delisting thereof.

Section	7.07. Compensation and Indemnity.

(a) The Co-Obligors shall pay to the Trustee (in its capacity as Trustee, and, to the extent it has been appointed as such, as Paying Agent and Registrar) from time to time such compensation for its acceptance of this Indenture and services hereunder as agreed in writing between the Co-Obligors and the Trustee in accordance with a written schedule provided by the Trustee to the Co-Obligors. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Co-Obligors shall reimburse the Trustee promptly upon request for all reasonable and customary disbursements, advances and reasonable out-of-pocket expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and customary compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Co-Obligors shall indemnify each of the Trustee and any predecessor Trustee (and its directors, officers, employees and agents) for, and hold it harmless against, any and all losses, damages, claims, liabilities or reasonable out-of-pocket expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Co-Obligors (including this Section 7.07) and defending itself against any claim (whether asserted by either of the Co-Obligors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, damage, claim, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Co-Obligors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Co-Obligors shall not relieve the Co-Obligors of their obligations hereunder. The Co-Obligors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Co-Obligors shall pay the reasonable and customary fees and expenses of such counsel. The Co-Obligors need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Co-Obligors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

(d) To secure the Co-Obligors’ payment obligations in this section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Co-Obligors. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Co-Obligors in writing. The Co-Obligors may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10 hereof;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Co-Obligors shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Co-Obligors.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Co-Obligors, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Co-Obligors any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least three months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Co-Obligors. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Co-Obligors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section	7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or its corporate parent shall have) a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 7.11. Preferential Collection of Claims Against Co-Obligors.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The Trustee hereby waives any right to set-off any claim that it may have against the Co-Obligors in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Co-Obligors held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

ARTICLE EIGHT

Defeasance and Covenant Defeasance

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Co-Obligors may, at the option of their Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02. Legal Defeasance and Discharge.

Upon the Co-Obligors’ exercise of the option applicable to this Section 8.02, the Co-Obligors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and all obligations of the Subsidiary Guarantors shall be deemed to have been discharged with respect to their obligations under the Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Co-Obligors and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Guarantees, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Co-Obligors, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Co-Obligors’ obligations with respect to such Notes under Article Two and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Co-Obligors’ obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Co-Obligors may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance.

Upon the Co-Obligors’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Co-Obligors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20 and 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Co-Obligors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Co-Obligors’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through (6) and (9) shall not constitute Events of Default.

Section 8.04. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(a) the Co-Obligors must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in this Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after March 15, 2008 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either Legal Defeasance or Covenant Defeasance, the Co-Obligors have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(b) in the case of Legal Defeasance, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Co-Obligors have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Co-Obligors shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under Section 6.01(7) or 6.01(8) is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in this Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Co-Obligors or any Subsidiary Guarantor;

(f) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or any other material agreement or instrument to which the Company, any Subsidiary Guarantor or any Restricted Subsidiary is a party or by which any of them is bound;

(g) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Co-Obligors will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming no holder of the Notes would be considered an insider of the Co-Obligors or any Subsidiary Guarantor under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of the Co-Obligors or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i) the Co-Obligors shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Co-Obligors with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Co-Obligors or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Obligors, any Subsidiary Guarantor or others;

(j) no event or condition shall exist that would prevent the Co-Obligors from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(k) the Co-Obligors will have delivered to the Trustee an Officers’ Certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Co-Obligors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Co-Obligors from time to time upon the request of the Co-Obligors any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, investment bank, or appraisal firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to the Co-Obligors.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company or Finance Corp., in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Co-Obligors upon their request or (if then held by either of the Co-Obligors) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Co-Obligors for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Co-Obligors as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Co-Obligors cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Co-Obligors.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Co-Obligors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Co-Obligors make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Co-Obligors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE NINE

Amendment, Supplement and Waiver

Section 9.01. Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 hereof, the Co-Obligors, the Subsidiary Guarantors, any other obligor under the Notes and the Trustee may modify or amend this Indenture or the Notes without the consent of any Holder of a Note:

(i) to evidence the succession of another Person to the Company, Finance Corp. or a Subsidiary Guarantor, and the assumption by any such successor of the covenants of the Company, Finance Corp. or such Subsidiary Guarantor in this Indenture and in the Notes and in any Guarantee in accordance with Section 5.01 hereof;

(ii) to add to the covenants of the Company, Finance Corp., any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Finance Corp. or any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Notes or in any Guarantee;

(iii) to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in this Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

(iv) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(v) to add a Subsidiary Guarantor under this Indenture;

(vi) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(vii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company’s, Finance Corp.’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(viii) to provide for the issuance of Additional Notes under this Indenture in accordance with the limitations set forth in this Indenture; or

(ix) to provide for the issuance of the Exchange Notes pursuant to the terms of this Indenture.

Notwithstanding the foregoing, and so long as the Credit Agreement is outstanding, no amendment may be made to the subordination provisions of this Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless holders of such Senior Indebtedness (or any group or representative thereof authorized to give such consent) consent thereto.

(b) Upon the request of the Co-Obligors accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Co-Obligors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

(a) Except as provided below in this Section 9.02, the Co-Obligors, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) The Co-Obligors may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c) Upon the request of the Co-Obligors accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

(d) It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e) After an amendment, supplement or waiver under this Section becomes effective, the Co-Obligors shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Co-Obligors to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Co-Obligors with any provision of this Indenture, or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a Default in the payment of the principal of, premium, if any, or interest on, any such Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(ii) amend, change or modify the obligation of the Co-Obligors to make and consummate a Change of Control Offer in the event of a Change of

Control in accordance with Section 4.15 hereof, including, in each case, amending, changing or modifying any definitions related thereto;

(iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of this Indenture;

(iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each such Note affected thereby;

(v) except as otherwise permitted under Section 5.01 hereof, consent to the assignment or transfer by the Company, Finance Corp. or any Subsidiary Guarantor of any of its rights and obligations under this Indenture; or

(vi) amend or modify any of the provisions of this Indenture in any manner which makes any change to the subordination provisions of the Notes or makes any change to the subordination provisions of any Guarantee.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05. Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Co-Obligors in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture or Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Co-Obligors may not sign an amendment or supplemental Indenture or Note until their Boards of Directors approve it. In executing any amended or supplemental indenture or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE TEN

Subordination

Section 10.01. Agreement to Subordinate.

The Co-Obligors agree, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes and any other payment obligations on or with respect to the Notes (including any obligation to repurchase the Notes) is subordinated in right of payment, to the extent and in the manner provided in this Article Ten, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness. The provisions of this Article Ten shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

Section 10.02. Liquidation; Dissolution; Bankruptcy.

The holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness of the Co-Obligors (including interest after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding whether or not allowed or allowable as a claim in any such proceeding) before the Holders will be entitled to receive any direct or indirect payment in respect of any Indenture Obligations (except that Holders may receive and retain payments made from the trust pursuant to Article Eight hereunder), in the event of any distribution to creditors of the Co-Obligors or a Subsidiary Guarantor:

(1)	in a liquidation or dissolution of either of the Co-Obligors or a Subsidiary Guarantor;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either of the Co-Obligors or a Subsidiary Guarantor or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of either of the Co-Obligors’ or a Subsidiary Guarantor’s assets and liabilities.

Any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Indenture Obligations in any case, proceeding, dissolution, liquidation or other winding up or event of the type referred to in clauses (1) through (4) above, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of either of the Co-Obligors or a Subsidiary Guarantor which is subordinated to the payment of the Indenture Obligations with respect to the Notes, shall be paid by the Co-Obligors or Subsidiary Guarantor, as applicable, or by the trustee in bankruptcy, debtor-in-possession, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of either of the Co-Obligors or a Subsidiary Guarantor directly to the holders of the Senior Indebtedness or their Representative or Representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Indebtedness, except Holders may recover payments made from the trust described in Article Eight hereof.

Section 10.03. Default on Designated Senior Indebtedness.

(a) A Co-Obligor may not make any direct or indirect payment in respect of the Notes (except from the trust pursuant to Article Eight hereof):

(i) in the event any default in the payment of principal of, interest or premium, if any, on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

(ii) any Non-Payment Event of Default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (A) with respect to the Designated Senior Indebtedness arising under the Credit Agreement, the Agent Bank, or (B) with respect to any other Designated Senior Indebtedness, the Representative of any such Designated Senior Indebtedness.

(b) Payments on the Notes may and shall be resumed:

(1)	in the case of a Payment Event of Default, upon the date on which such default is cured or waived or, if the Designated Senior Indebtedness has been accelerated, such acceleration has been rescinded;

(2)	in case of a Non-Payment Event of Default, upon the earlier of the date on which such Non-Payment Event of Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Indebtedness has been accelerated; or

(3)	when the Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents.

No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice; provided that the delivery of a Payment Blockage Notice by the Representatives of Designated Senior Indebtedness other than under the Credit Agreement shall not bar the delivery of another Payment Blockage Notice by the Agent Bank for the Credit Agreement within such period of 360 days; provided, further, that no period of payment blockage shall exceed 179 days in any one year and no two consecutive interest payments on the Notes may be blocked by delivery of a Payment Blockage Notice.

No Non-Payment Event of Default which existed or was continuing on the date of the delivery of a Payment Blockage Notice with respect to the Designated Senior Indebtedness delivering such Payment Blockage Notice shall be, or be made, the basis for the commencement of a second Payment Blockage Notice by the representative for or the holders of such Designated Senior Indebtedness whether or not within a period of 360 days unless such default has been cured or waived for a period of not less than 90 days.

Section 10.04. Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Co-Obligors shall promptly notify holders of Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness is outstanding, neither the Co-Obligors nor any of the Subsidiary Guarantors may pay the Notes until five Business Days after the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, may pay the Notes only if this Article Ten otherwise permits payment at that time.

Section 10.05. When Distribution Must Be Paid Over.

(a) In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (except from the trust pursuant to Article Eight hereof) at a time when such payment is prohibited by this Article Ten and the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by this Article Ten, such payment shall be held by the Trustee or such Holder, as applicable, in trust for the benefit of the holders of Senior Indebtedness of the Co-Obligors. Upon proper written request of the holders of Senior Indebtedness of the Co-Obligors, the Trustee or such Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness or their proper Representative under the Credit Agreement, any indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(b) With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article Ten, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of Holders or the Co-Obligors or any other Person money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article Ten, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 10.06. Notice by the Co-Obligors.

The Co-Obligors shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Co-Obligors that would cause a payment of any Obligations with respect to the Notes to violate this Article Ten, but failure to give such notice shall not affect the subordination of the Notes to the Senior Indebtedness as provided in this Article Ten.

Section 10.07. Subrogation.

After all Senior Indebtedness is paid in full and until the Notes are paid in full in cash or Cash Equivalents, Holders shall be subrogated (equally and ratably with the holders of all Indebtedness of the Co-Obligors which by its express terms is subordinated to Senior Indebtedness of the Co-Obligors to the same extent as the Notes are subordinated and which is entitled to like rights of subrogation) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness. A distribution made under this Article Ten to holders of Senior Indebtedness that otherwise would have been made to Holders is not, as between the Co-Obligors, their creditors other than the holders of Senior Indebtedness and Holders, a payment by the Co-Obligors on the Notes.

Section 10.08. Relative Rights.

(a) This Article Ten defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall:

(i) impair, as between the Co-Obligors and Holders, the obligation of the Co-Obligors, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(ii) affect the relative rights of Holders of Notes and creditors of the Co-Obligors other than their rights in relation to holders of Senior Indebtedness; or

(iii) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

(b) If the Co-Obligors fail because of this Article Ten to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

Section 10.09. Subordination May Not Be Impaired by the Co-Obligors.

No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Co-Obligors or any Holder or by the failure of the Co-Obligors or any Holder to comply with this Indenture.

Section 10.10. Distribution or Notice to Representative.

(a) Whenever a distribution is to be made or a notice given to Holders of Senior Indebtedness, the distribution may be made and the notice given to their Representatives.

(b) Upon any payment or distribution of assets of the Co-Obligors referred to in this Article Ten, the Trustee and the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Co-Obligors, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Ten.

Section 10.11. Rights of Trustee and Paying Agent.

(a) Notwithstanding the provisions of this Article Ten or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee shall have received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article Ten. Only the Co-Obligors or a Representative may give the notice. Nothing in this Article Ten shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

(b) The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

(c) The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article Ten, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article Ten, and if such evidence is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

(d) Nothing in this Article Ten shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

Section 10.12. Authorization to Effect Subordination.

Each Holder, by the Holder’s acceptance thereof, agrees and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article Ten, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the lenders under the Credit Agreement are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 10.13. Reliance on Judicial Order or Certificate of Liquidating Agent.

Upon any payment or distribution of assets or securities of the Company referred to in this Article 10, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Ten.

Section 10.14. Reliance by Holders of Senior Indebtedness on Subordination.

Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder of a Note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness. The provisions of this Article Ten (including the defined terms used herein) are for the benefit of the holders of any Senior Indebtedness and shall be enforceable by each of them directly against any Holder.

Section 10.15. Trustee Not Fiduciary for Holders of Senior Indebtedness.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders or the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Agreement or otherwise.

ARTICLE ELEVEN

Guarantees

Section 11.01. Guarantee.

(a) Subject to this Article Eleven each of the Subsidiary Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Co-Obligors hereunder or thereunder, that: (i) the principal of, premium, if any, and interest, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Co-Obligors to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against either of the Co-Obligors, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Subject to Section 6.06 hereof, each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Co-Obligors, any right to require a proceeding first against either of the Co-Obligors, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Co-Obligors, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Co-Obligors or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Guarantee. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall have the right to seek contribution from any non-paying Subsidiary Guarantor, in a pro rata amount based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP, so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 11.02. Subordination of Guarantee.

The Obligations of each Subsidiary Guarantor under its Guarantee pursuant to this Article Eleven shall be junior and subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of such Subsidiary Guarantor (including Senior Indebtedness of the Subsidiary Guarantor incurred after the date hereof) on the same basis as the Notes are junior and subordinated to the prior payment in full all Senior Indebtedness of the Co-Obligors, as described in Article Ten hereof. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by any of the Subsidiary Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Indenture, including Article Ten hereof.

Section 11.03. Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under this Article Eleven, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Until such time as the Notes are paid in full, each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under federal Bankruptcy Law) or otherwise by reason of any payment by it pursuant to the provisions of this Article Eleven.

Section 11.04. Execution and Delivery of Guarantee.

(a) To evidence its Guarantee set forth in Section 11.01, each Subsidiary Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit E shall be endorsed by an Officer of such Subsidiary Guarantor by manual or facsimile signature on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Subsidiary Guarantor by any of its executive officers by manual or facsimile signature.

(b) Each Subsidiary Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(c) If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

(e) In the event that the Company creates or acquires any new Wholly Owned Restricted Subsidiaries subsequent to the date of this Indenture, if required by Section 4.19 hereof, the Company shall cause such Subsidiaries to execute supplemental indentures to this Indenture substantially in the form included in Exhibit F and Guarantees in accordance with Section 4.19 hereof and this Article Eleven, to the extent applicable.

Section 11.05. Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any holder of the Notes upon (i) a sale or other disposition to a Person not an Affiliate of the Company or Holdings of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company or Holdings of all of the Capital Stock of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with Section 4.10 hereof or (ii) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17 hereof; provided that any such release and discharge pursuant to clause (i) or (ii) shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.

(b) Any Subsidiary Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article Eleven.

ARTICLE TWELVE

Satisfaction and Discharge

Section 12.01. Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in this Indenture) as to all outstanding Notes under this Indenture when

(i) either

(1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Co-Obligors and thereafter repaid to the Co-Obligors or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation or

(2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Obligors;

(b) either of the Co-Obligors or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, non-callable U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d) the Co-Obligors or any Subsidiary Guarantor have paid or caused to be paid all other sums payable under this Indenture by the Co-Obligors and any Subsidiary Guarantor;

(e) the Co-Obligors have delivered to the Trustee an Officers’ Certificate and an opinion of independent counsel each stating that (1) all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the

Co-Obligors, any Subsidiary Guarantor or any Subsidiary is a party or by which the Co-Obligors, any Subsidiary Guarantor or any Subsidiary is bound; and

(f) the Co-Obligors have delivered irrevocable instructions to the Trustee hereunder to apply the deposited money and the payment of the Notes at maturity or the redemption date, as the case may be.

Section 12.02. Deposited Money and U.S. Government Obligations to be held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

Section 12.03. Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment shall at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

ARTICLE THIRTEEN

Miscellaneous

Section 13.01. Trust Indenture Act Controls.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

Section 13.02. Notices.

(a) Any notice or communication by either of the Co-Obligors or any Subsidiary Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company, Finance Corp. or any Subsidiary Guarantor:

Global Cash Access, L.L.C.

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Facsimile:

Attention: Chief Financial Officer

with copies to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304-1018

Facsimile:

Attention: Paul “Chip” Lion

If to the Trustee:

The Bank of New York

101 Barclay Street, Floor 8 West

New York, New York 10286

Attention: Corporate Trust Administration

(b) The Company, Finance Corp., the Subsidiary Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If either of the Co-Obligors mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to its rights under this Indenture or the Notes. The Co-Obligors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

(a) Upon any request or application by the Co-Obligors to the Trustee to take any action under this Indenture, the Co-Obligors shall furnish to the Trustee:

(i) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii) to the extent required under Section 314 of the Trust Indenture Act, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05. Statements Required in Certificate or Opinion.

(a) Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, member or stockholder of either of the Co-Obligors or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Co-Obligors or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08. Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09. Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that a Related Proceeding has been brought in an inconvenient forum.

Section 13.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11. Successors.

All agreements of the Co-Obligors in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 5.01.

Section 13.12. Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.14. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing, and may be given or obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding Notes; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Co-Obligors. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Co-Obligors if made in the manner provided in this Section 13.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) Notwithstanding anything to the contrary contained in this Section 13.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d) If the Co-Obligors shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Co-Obligors may, at their option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Co-Obligors shall have no obligation to do so. Notwithstanding TIA Section 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Co-Obligors in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(g) For purposes of this Indenture, any action by the Holders which may be taken in writing may be taken by electronic means or as otherwise reasonably acceptable to the Trustee.

Section 13.15. Benefit of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.16. Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.17. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURES

GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

GLOBAL CASH ACCESS FINANCE CORPORATION

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

CCI ACQUISITION LLC

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

CENTRAL CREDIT, LLC

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	President

The BANK OF NEW YORK, as Trustee

By:	/s/ STACEY B. POINDEXTER
Name:	Stacey B. Poindexter
Title:	Assistant Vice President

EXHIBIT A1

[Face of Note]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CO-OBLIGORS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE CO-OBLIGORS.

THIS NOTE AND THE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE GUARANTEES ENDORSED HEREON, NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON, BY ITS ACCEPTANCE HEREOF, AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON) (THE “RESALE RESTRICTION TERMINATION DATE”), EXCEPT THAT THE NOTES AND GUARANTEES MAY BE TRANSFERRED (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES AND THE GUARANTEES

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ENDORSED THEREON ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

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CUSIP [ ]
No.	$

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

8 3/4% Senior Subordinated Notes due 2012

Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (“Finance Corp.”, and together with the Company, the “Co-Obligors”), which terms include any successor under the Indenture hereinafter referred to, for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of [Amount of Note] ($[            ]) UNITED STATES DOLLARS on March 15, 2012.

Interest Payment Dates: March 15 and September 15 of each year, commencing September 15, 2004.

Regular Record Dates: March 1 and September 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Issue Date: March 10, 2004

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IN WITNESS WHEREOF, the Co-Obligors have caused this Note to be signed manually or by facsimile by their duly authorized officers.

GLOBAL CASH ACCESS, L.L.C.

By:
Name:
Title:

By:
Name:
Title:

GLOBAL CASH ACCESS FINANCE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

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(Form of Trustee’s Certificate of Authentication)

This is one of the 8 3/4 % Senior Subordinated Notes due 2012 described in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

Date: March 10, 2004

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[Reverse Side of Note]

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

8 3/4% Senior Subordinated Notes due 2012

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Co-Obligors promise to pay interest on the principal amount of this Note at 8 3/4% per annum from the date hereof until maturity [[and shall pay the Liquidated Damages]**, if any, payable pursuant to the Registration Rights Agreement, dated March 10, 2004,* referred to below]. The Co-Obligors shall pay interest and Liquidated Damages, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2004. The Co-Obligors shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest [and Liquidated Damages]** (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

2. Method of Payment. The Co-Obligors shall pay interest on the Notes (except defaulted interest) [and Liquidated Damages]**, if any, to the Persons who are registered Holders of Notes at the close of business on the 15th day of the month next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Co-Obligors shall pay all Liquidated Damages, if any, on the Interest Payment Dates and in the amounts set forth in the Registration Rights Agreement. The Notes shall be payable as to principal, premium [and Liquidated Damages]**, if any, and interest at the office or agency of the Co-Obligors maintained for such purpose in The City of New York, or, at the option of the Company, payment of interest [and Liquidated Damages],** if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and

*	For Additional Notes, insert the date of the Registration Rights Agreements for those Additional Notes.

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provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium [and Liquidated Damages],** if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Co-Obligors or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Co-Obligors may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Co-Obligors issued the Notes under an Indenture dated as of March 10, 2004 (the “Indenture”) among the Co-Obligors, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited amount of Additional Notes may be issued thereunder, subject to compliance with the covenants therein.

5. Optional Redemption. (a) At any time prior to March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(A)	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption, and

(B)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2008 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption.

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(b) On or after March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2008	104.375%
2009	102.188%
2010	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

(c) At any time prior to March 15, 2007, the Co-Obligors may use the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Capital Stock) of the Company from the Company, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

6. Mandatory Redemption. Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Special Redemption. If a Holder or Beneficial Owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Co-Obligors shall have the right, at their election, (1) to require the Holder or Beneficial Owner to dispose of all or a portion of the Holder’s or Beneficial Owner’s Notes within 120 days after the Holder or Beneficial Owner receives notice of the finding by the applicable Gaming Authorities, or any other different time period as may be prescribed by those authorities or (2) to redeem such Notes at a redemption price equal to the lesser of:

(1)	such Holder’s or Beneficial Owner’s cost, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

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(2)	100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

(3)	such other lesser amount as may be required by any governmental Gaming Authority.

8. Repurchase at Option of Holders.

(a) Upon the occurrence of a Change of Control, each Holder may require the Co-Obligors to purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.

(b) Under certain circumstances described in the Indenture, the Co-Obligors will be required to apply the proceeds of Asset Sales to the repayment of the Notes and Pari Passu Indebtedness.

9. Selection and Notice of Redemption. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes not more than 90 days prior to the redemption date in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. Redemptions pursuant to Section 3.07(c) hereof shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the provisions of DTC or other depositary). In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest [and Liquidated Damages],** if any, cease to accrue on Notes or portions of them called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Obligors may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Obligors are not required to

**	Not to be included for Exchange Notes.

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transfer or exchange any Note selected for redemption. Also, the Co-Obligors are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

13. Defaults. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Co-Obligors, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Co-Obligors specifying the respective Event of Default; provided, however, that so long as any Indebtedness under the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Agreement and (y) five Business Days after the giving of notice to the Co-Obligors and the Agent Bank of such acceleration. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any past Default and its consequences under the Indenture except a Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

14. Subordination. The Notes are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes may be paid. Each of the Co-Obligors and the Subsidiary Guarantors agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

15. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16. No Recourse Against Others. No director, officer, employee, member or stockholder of either of the Co-Obligors or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Co-Obligors or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting

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a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. [In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of March 10, 2004*, between the Co-Obligors, the Subsidiary Guarantors and the parties named on the signature pages thereof.]**

19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Co-Obligors have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

The Co-Obligors shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Attention: Chief Financial Officer

Facsimile: 702-262-5039

For Additional Notes, insert the date of the Registration Rights Agreement for those Additional Notes

*	Not to be included for Exchange Notes.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _____________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Co-Obligors pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Co-Obligors pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount Maturity of this Global Following such Decrease (or Increase)

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EXHIBIT A2

[Face of Note]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CO-OBLIGORS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE CO-OBLIGORS.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

THIS NOTE AND THE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE GUARANTEES ENDORSED HEREON, NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON, BY ITS ACCEPTANCE HEREOF, AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS

A2-1

NOTE AND THE GUARANTEES ENDORSED HEREON) (THE “RESALE RESTRICTION TERMINATION DATE”), EXCEPT THAT THE NOTES AND GUARANTEES MAY BE TRANSFERRED (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES AND THE GUARANTEES ENDORSED THEREON ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

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CUSIP [ ]
No.	$

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

8 3/4% Senior Subordinated Notes due 2012

Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (“Finance Corp.”, and together with the Company, the “Co-Obligors”), which terms include any successor under the Indenture hereinafter referred to, for value received, promises to pay to CEDE & CO., or its registered assigns, the principal sum of [Amount of Note] ($[            ]) UNITED STATES DOLLARS on March 15, 2012.

Interest Payment Dates: March 15 and September 15 of each year, commencing September 15, 2004.

Regular Record Dates: March 1 and September 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Issue Date: March 10, 2004

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IN WITNESS WHEREOF, the Co-Obligors have caused this Note to be signed manually or by facsimile by their duly authorized officers.

GLOBAL CASH ACCESS, L.L.C.

By:
Name:
Title:

By:
Name:
Title:

GLOBAL CASH ACCESS FINANCE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

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(Form of Trustee’s Certificate of Authentication)

This is one of the 8 3/4 % Senior Subordinated Notes due 2012 described in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

Date: March 10, 2004

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[Reverse Side of Note]

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

8 3/4% Senior Subordinated Notes due 2012

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Co-Obligors promise to pay interest on the principal amount of this Note at 8 3/4% per annum from the date hereof until maturity [[and shall pay the Liquidated Damages]**, if any, payable pursuant to the Registration Rights Agreement, dated March 10, 2004,* referred to below]. The Co-Obligors shall pay interest and Liquidated Damages, if any, semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be September 15, 2004. The Co-Obligors shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest [and Liquidated Damages]** (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

2. Method of Payment. The Co-Obligors shall pay interest on the Notes (except defaulted interest) [and Liquidated Damages]**, if any, to the Persons who are registered Holders of Notes at the close of business on the 15th day of the month next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Co-Obligors shall pay all Liquidated Damages, if any, on the Interest Payment Dates and in the amounts set forth in the Registration Rights Agreement. The Notes shall be payable as to principal, premium [and Liquidated Damages]**, if any, and interest at the office or agency of the Co-Obligors maintained for such purpose in The City of New York, or, at the option of the Company, payment of interest [and Liquidated Damages],** if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and

*	For Additional Notes, insert the date of the Registration Rights Agreement for those Additional Notes.

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provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium [and Liquidated Damages],** if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Co-Obligors or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Co-Obligors may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Co-Obligors issued the Notes under an Indenture dated as of March 10, 2004 (the “Indenture”) among the Co-Obligors, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited amount of Additional Notes may be issued thereunder, subject to compliance with the covenants therein.

5. Optional Redemption. (a) At any time prior to March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof, at a price equal to the greater of:

(A)	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption, and

(B)	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to March 15, 2008 discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together with accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption.

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(b) On or after March 15, 2008, the Co-Obligors may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 15 of the years indicated below:

Year	Redemption Price
2008	104.375%
2009	102.188%
2010	100.000%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

(c) At any time prior to March 15, 2007, the Co-Obligors may use the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holdings to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Capital Stock) of the Company from the Company, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Co-Obligors must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

6. Mandatory Redemption. Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Special Redemption. If a Holder or Beneficial Owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Co-Obligors shall have the right, at their election, (1) to require the Holder or Beneficial Owner to dispose of all or a portion of the Holder’s or Beneficial Owner’s Notes within 120 days after the Holder or Beneficial Owner receives notice of the finding by the applicable Gaming Authorities, or any other different time period as may be prescribed by those authorities or (2) to redeem such Notes at a redemption price equal to the lesser of:

(1)	such Holder’s or Beneficial Owner’s cost, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability;

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(2)	100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability; or

(3)	such other lesser amount as may be required by any governmental Gaming Authority.

8. Repurchase at Option of Holders.

(c) Upon the occurrence of a Change of Control, each Holder may require the Co-Obligors to purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.

(d) Under certain circumstances described in the Indenture, the Co-Obligors will be required to apply the proceeds of Asset Sales to the repayment of the Notes and Pari Passu Indebtedness.

9. Selection and Notice of Redemption. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders of the Notes not more than 90 days prior to the redemption date in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. Redemptions pursuant to Section 3.07(c) hereof shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the provisions of DTC or other depositary). In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest [and Liquidated Damages],** if any, cease to accrue on Notes or portions of them called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Obligors may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Obligors are not required to

**	Not to be included for Exchange Notes.

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transfer or exchange any Note selected for redemption. Also, the Co-Obligors are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

13. Defaults. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Co-Obligors, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Co-Obligors specifying the respective Event of Default; provided, however, that so long as any Indebtedness under the Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Agreement and (y) five Business Days after the giving of notice to the Co-Obligors and the Agent Bank of such acceleration. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of the Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any past Default and its consequences under the Indenture except a Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each Holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

14. Subordination. The Notes are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes may be paid. Each of the Co-Obligors and the Subsidiary Guarantors agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

15. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16. No Recourse Against Others. No director, officer, employee, member or stockholder of either of the Co-Obligors or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Co-Obligors or the Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting

A2-10

a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. [In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of March 10, 2004*, between the Co-Obligors, the Subsidiary Guarantors and the parties named on the signature pages thereof.]**

19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Co-Obligors have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

The Co-Obligors shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

GLOBAL CASH ACCESS, L.L.C.

GLOBAL CASH ACCESS FINANCE CORPORATION

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Attention: Chief Financial Officer

Facsimile: 702-262-5039

*	For Additional Notes, insert the date of the Registration Rights Agreement for those Additional Notes

**	Not to be included for Exchange Notes.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _____________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Co-Obligors pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Co-Obligors pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount Maturity of this Global Following such Decrease (or Increase)

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Global Cash Access, L.L.C.

Global Cash Access Finance Corporation

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Facsimile: 702-262-5039

The Bank of New York

101 Barclay Street, 8th Floor West

New York, New York 10286

Attention: Corporate Trust Administration

Re:	8 3/4% Senior Subordinated Notes due 2012

Reference is hereby made to the Indenture, dated as of March 10, 2004 (the “Indenture”), among Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Co-Obligors”), the Subsidiary Guarantors, and The Bank of New York, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $                     in such Note[s] or interests (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the

Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Definitive Notes and in the Indenture and the Securities Act.

4. Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Co-Obligors.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

(A)	a beneficial interest in the:

(i)	144A Global Note (CUSIP ); or

(ii)	Regulation S Global Note (CUSIP ); or

(iii)	IAI Global Note (CUSIP ); or

(B)	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(A)	a beneficial interest in the:

(iv)	144A Global Note (CUSIP ); or

(v)	Regulation S Global Note (CUSIP ); or

(vi)	IAI Global Note (CUSIP ); or

(vii)	Unrestricted Global Note (CUSIP ); or

(B)	a Restricted Definitive Note; or

(C)	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Global Cash Access, L.L.C.

Global Cash Access Finance Corporation

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Facsimile: 702-262-5039

The Bank of New York

101 Barclay Street, 8th Floor West

New York, New York 10286

Attention: Corporate Trust Administration

Re:	8 3/4% Senior Subordinated Notes due 2012

Reference is hereby made to the Indenture, dated as of March 10, 2004 (the “Indenture”), among Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Co-Obligors”), the Subsidiary Guarantors, and The Bank of New York, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                              (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount at maturity, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted

Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note, [    ] Regulation S Global Note, [    ] IAI Global Note with an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Co-Obligors.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Global Cash Access, L.L.C.

Global Cash Access Finance Corporation

3525 E. Post Road

Suite 120

Las Vegas, Nevada 89120

Facsimile: 702-262-5039

Re:	8 3/4% Senior Subordinated Notes due 2012

Reference is hereby made to the Indenture, dated as of March 10, 2004 (the “Indenture”), among Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”) and Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Co-Obligors”), the Subsidiary Guarantors, and The Bank of New York, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount at maturity of:

(a) beneficial interest in a Global Note, or

(b) a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S

D-1

under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Co-Obligors are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Subsidiary Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully and unconditionally and irrevocably guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 10, 2004 (the “Indenture”) among Global Cash Access, L.L.C., a Delaware limited liability company (the “Company”), Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Co-Obligors”), the Subsidiary Guarantors (as defined in the Indenture), and The Bank of New York, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Co-Obligors to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. The Indebtedness evidenced by these Guarantees is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantors, whether outstanding on the date of the Indenture or thereafter, and the Guarantees are issued subject to such provisions. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee as attorney-in-fact of such Holder for such purpose; provided that the Indebtedness evidenced by this Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

[Name of Subsidiary Guarantor]

By:
Name:
Title:

By:
Name:
Title:

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                         , among                          (the “Guaranteeing Subsidiary”), a subsidiary of Global Cash Access, L.L.C., (or its permitted successor), a Delaware limited liability company (the “Company”), Global Cash Access Finance Corporation, a Delaware corporation (together with the Company, the “Co-Obligors”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Co-Obligors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 10, 2004 providing for the issuance of an aggregate principal amount of $235 million of 8 3/4% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Co-Obligors’ obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Subsidiary Guarantors, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following are hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Guarantee.

(h) Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article Ten of the Indenture shall result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

3. Subordination. The Obligations of the Guaranteeing Subsidiary under its Guarantee pursuant to this Supplemental Indenture shall be junior and subordinated to the Senior Indebtedness of the Guaranteeing Subsidiary on the same basis as the Notes are junior and subordinated to the Senior Indebtedness of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by the Guaranteeing Subsidiary only at such time as they may receive and/or retain payments in respect of the Notes pursuant to the Indenture, including Article Ten thereof.

4. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

5. Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in Section 11.05 of the Indenture, a Subsidiary Guarantor may not consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless:

(a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under this Indenture and its Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee;

(b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing; and

(c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction complies with the requirements of this Indenture.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by a Subsidiary Guarantor, such successor Person shall succeed to and be substituted for a Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

6. Releases.

(a) A Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder of the Notes upon a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of, or all or substantially all of the assets of, such Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with Section 4.10 hereof; provided that any such termination shall occur (x) only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any Indebtedness of the Company shall also terminate upon such sale, disposition or release and (y) only if the Trustee is furnished with written notice of such release together with an Officers’ Certificate from such Subsidiary Guarantor to the effect that all of the conditions to release in this Section 6 have been satisfied.

(b) Any Subsidiary Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under the Indenture as provided in Article Eleven of the Indenture.

7. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

8. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

GLOBAL CASH ACCESS, L.L.C.

By:
Name:
Title:

GLOBAL CASH ACCESS FINANCE CORPORATION

By:
Name:
Title:

[Subsidiary Guarantors]

By:
Name:
Title:

THE BANK OF NEW YORK, AS TRUSTEE

By:
Name:
Title:

EXHIBIT G

INCUMBENCY CERTIFICATE

The undersigned,                         , being the                          of                                              , does hereby certify that the individuals listed below are qualified and acting officers of the Company as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents to be delivered to, or upon the request of, The Bank of New York, as Trustee under the Indenture dated as of March 10, 2004, by and between the Company, Finance Corp., the Guarantors and The Bank of New York.

Name	Title	Signature
________________	________________	________________
________________	________________	________________
________________	________________	________________

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the      day of                 , 20    .

Name:
Title:

G-1